                                                                   EXHIBIT 10.17


                       REDUCING REVOLVING CREDIT AGREEMENT



                        REDUCING REVOLVING LINE OF CREDIT

                             OF UP TO $90,000,000.00



                                       AND



                            REDUCING BRIDGE FINANCING

                                OF $25,000,000.00



                                      AMONG



                               BANK ONE, TEXAS, NA

                         As Agent, LC Issuer and a Bank,



                                 OTHER FINANCIAL

                             INSTITUTIONS AND BANKS,

                                    As Banks,

                              ENERGY PARTNERS, LTD.

                                   As Borrower



                                       AND



                         BANC ONE CAPITAL MARKETS, INC.

                     As Lead Arranger and Sole Book Manager



                                 March 30, 2000

                                TABLE OF CONTENTS


                                                                                                  PAGE
                                                                                                  ----
ARTICLE I   DEFINITIONS..............................................................................1

ARTICLE II  THE LOANS AND LETTERS OF CREDIT ........................................................20

    2.01  The Commitment ...........................................................................20

    2.02  Notice and Manner of Borrowing ...........................................................20

    2.03  Payment Procedure ........................................................................21

    2.04  Payments of Interest under the Notes .....................................................21

    2.05  General Provisions Relating to Interest ..................................................22

    2.06  Borrowing Base Determination..............................................................23

    2.07  Mandatory Prepayment Due to a Loan Excess ................................................25

    2.08  Other Mandatory Prepayments ..............................................................25

    2.09  Prepayment and Conversion ................................................................26

    2.10  Increased Cost of Loans ..................................................................26

    2.11  Change of Law.............................................................................28

    2.12  Mitigation: Mandatory Assignment .........................................................28

    2.13  Pro Rata Treatment and Payments ..........................................................29

    2.14  Sharing of Payments and Setoffs ..........................................................29

    2.15  Advances to Satisfy Obligations of the Borrower ..........................................29

    2.16  Assignment of Production .................................................................29

    2.17  Commitment Fee ...........................................................................30

    2.18  Addition/Deletion of Borrowing Base Oil & Gas Properties .................................30

    2.19  Adjustment to Aggregate Commitment Amount ................................................30

    2.20  Facility LCs .............................................................................31

          (A)  Issuance ............................................................................31

          (B)  Participations ......................................................................31

          (C)  Notice ..............................................................................31

          (D)  LC Fees .............................................................................32

          (E)  Administration; Reimbursement by Banks ..............................................32

          (F)  Reimbursement by Borrower ...........................................................32

          (G)  Obligations Absolute ................................................................33


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
          (H)  Actions of LC Issuer ................................................................33

          (I)  Indemnification .....................................................................34

          (J)  Banks' Indemnification ..............................................................34

          (K)  Rights as a Bank ....................................................................34

ARTICLE III CONDITIONS .............................................................................35

    3.01  General Conditions to Initial Disbursements ..............................................35

    3.02  General Conditions to all Disbursements ..................................................36

    3.03  Deliveries at the Closing ................................................................36

    3.04  Documents Required for Subsequent Disbursements ..........................................37

ARTICLE IV  REPRESENTATIONS AND WARRANTIES .........................................................38

    4.01  Existence ................................................................................38

    4.02  Due Authorization ........................................................................38

    4.03  Valid and Binding Obligations ............................................................39

    4.04  Scope and Accuracy of Financial Statements ...............................................39

    4.05  Title to Borrowing Base Oil and Gas Properties ...........................................39

    4.06  Oil and Gas Leases .......................................................................39

    4.07  Interest in the Borrowing Base Oil and Gas Properties ....................................39

    4.08  Oil and Gas Contracts ....................................................................40

    4.09  Producing Wells ..........................................................................40

    4.10  Purchasers of Production .................................................................40

    4.11  Authorizations and Consents ..............................................................40

    4.12  Environmental Laws .......................................................................40

    4.13  Compliance with Laws, Rules, Regulations and Orders ......................................41

    4.14  Liabilities, Litigation and Restrictions .................................................41

    4.15  Existing Indebtedness ....................................................................42

    4.16  Material Commitments .....................................................................42

    4.17  Margin Stock .............................................................................42

    4.18  Proper Filing of Tax Returns and Payment of Taxes Due ....................................42

    4.19  ERISA ....................................................................................42

    4.20  Investment Company Act Compliance ........................................................43

    4.21  Public Utility Holding Company Act Compliance ............................................43

    4.22  Insurance ................................................................................43

    4.23  Material Misstatements and Omissions .....................................................43


                                       ii
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
ARTICLE V   AFFIRMATIVE COVENANTS ..................................................................43

    5.01 Use of Funds ..............................................................................43

    5.02 Maintenance and Access to Records .........................................................44

    5.03 Monthly and Annual Unaudited Financial Statements .........................................44

    5.04 Annual Audited Financial Statements .......................................................44

    5.05 Compliance Certificate ....................................................................44

    5.06 Statement of Material Adverse Change ......................................................44

    5.07 Title Defects .............................................................................44

    5.08 Additional Information ....................................................................45

    5.09 Compliance with Laws and Payment of Assessments and Charges ...............................45

    5.10 Maintenance of Existence and Good Standing ................................................45

    5.11 Further Assurances ........................................................................45

    5.12 Initial Expenses of the Bank ..............................................................45

    5.13 Subsequent Expenses of the Agent and the Arranger .........................................45

    5.14 Maintenance of Tangible Property ..........................................................46

    5.15 Maintenance of Insurance ..................................................................46

    5.16 Inspection of Tangible Assets/Right of Audit ..............................................46

    5.17 Payment of Note and Performance of Obligations ............................................46

    5.18 Borrowing Base ............................................................................46

    5.19 Compliance with Environmental Laws ........................................................46

    5.20 Hazardous Substances Indemnification ......................................................47

    5.21 Properties Not Operated by the Borrower ...................................................47

    5.22 Transactions with Affiliates ..............................................................48

    5.23 Leases ....................................................................................48

    5.24 Operation of Borrowing Base Oil and Gas Properties ........................................48

    5.25 Assignments ...............................................................................48

    5.26 Change of Purchasers of Production ........................................................48

    5.27 Payment of Taxes, Etc. ....................................................................48

    5.28 Notice of Litigation ......................................................................49

    5.29 Notice of Events of Default ...............................................................49

    5.30 Notice of Change of Principal Offices .....................................................49

    5.31 Employee Benefit Plans ....................................................................49

    5.32 Cash Flow Forecasts .......................................................................49


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
    5.33  Operating Accounts .......................................................................49

    5.34  P&A Expenses .............................................................................49

    5.35  Payment of Obligations ...................................................................49

    5.36  Completion of Anticipated Property Sale ..................................................50

    5.37  Required Hedge Agreement .................................................................50

ARTICLE VI  NEGATIVE COVENANTS .....................................................................50

    6.01  Other Indebtedness; Payments on Subordinated Debt ........................................50

    6.02  Loans or Advances ........................................................................50

    6.03  Mortgages or Pledges of Assets ...........................................................50

    6.04  Sales of Assets ..........................................................................50

    6.05  Dividends ................................................................................50

    6.06  Payment of Accounts Payable ..............................................................51

    6.07  Cancellation of Insurance ................................................................51

    6.08  Investments ..............................................................................51

    6.09  Changes in Structure or Business .........................................................51

    6.10  Limitation on Leases .....................................................................51

    6.11  Pooling or Unitization ...................................................................51

    6.12  Hedge Agreements .........................................................................51

    6.13  Capital Stock of Borrower ................................................................51

    6.14  Margin Stock .............................................................................52

    6.15  General and Administrative Expenses ......................................................52

    6.16  Minimum Tangible Net Worth ...............................................................52

    6.17  Current Ratio ............................................................................52

    6.18  Debt Service Coverage Ratio ..............................................................52

    6.19  Ratio of Credit Exposure to Present Value of Borrowing
               Base Oil and Gas Properties .........................................................52

ARTICLE VII EVENTS OF DEFAULT ......................................................................52

    7.01  Enumeration of Events of Default .........................................................52

    7.02  Rights Upon Unmatured Event of Default ...................................................54

    7.03  Rights Upon Default ......................................................................54

    7.04  Remedies .................................................................................55

    7.05  Right of Set-off .........................................................................56

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
ARTICLE VIII THE AGENT .............................................................................56

    8.01  Authorization and Action .................................................................56

    8.02  Agent's Reliance, Etc. ...................................................................56

    8.03  The Agent and Affiliates .................................................................57

    8.04  Bank Credit Decision .....................................................................57

    8.05  Agent's Indemnity ........................................................................57

    8.06  Successor Agent ..........................................................................58

    8.07  Notice of Default ........................................................................58

ARTICLE X   MISCELLANEOUS ..........................................................................59

    9.01  Security Interests in Deposits and Right of Offset or the Banker's Lien ..................59

    9.02  Survival of Representations, Warranties and Covenants ....................................59

    9.03  Notices and Other Communications .........................................................59

    9.04  Parties in Interest ......................................................................60

    9.05  Successors and Assigns; Participation; Purchasing Banks ..................................60

    9.06  Renewals and Extensions ..................................................................62

    9.07  No Waiver by the Agent, the Banks or the LC Issuer .......................................62

    9.08  Waiver, Release, and Indemnification by the Borrower .....................................63

    9.09  Governing Law ............................................................................63

    9.10  Incorporation of Exhibits and Schedules ..................................................63

    9.11  Survival Upon Unenforceability ...........................................................63

    9.12  Rights of Third Parties ..................................................................63

    9.13  Amendments or Modifications ..............................................................64

    9.14  Agreement Construed as an Entirety .......................................................64

    9.15  Number and Gender ........................................................................64

    9.16  Agreement Supersedes All Prior Agreements ................................................65

    9.17  Controlling Provision Upon Conflict ......................................................65

    9.18  Time, Place and Method of Payments .......................................................65

    9.19  Termination ..............................................................................65

    9.20  Non-Application of Chapter 346 of Texas Finance Code .....................................65

    9.21  Counterpart Execution ....................................................................66

    9.22  Loan Documents Subject to Other Agreements ...............................................66

    9.23  Obligations to EIF........................................................................66

    9.24  Amended and Restated Agreement............................................................66

    EXHIBITS

    EXHIBIT A         Borrowing Base Oil and Gas Properties, composed of:
    EXHIBIT A-1       South Timbalier 26
    EXHIBIT A-2       East Bay
    EXHIBIT A-3       Pipeline
    EXHIBIT A-4       EIF Override
    EXHIBIT B         Reducing Revolving Note
    EXHIBIT C         Compliance Certificate
    EXHIBIT D         Security Instruments
    EXHIBIT E         Request for Advance
    EXHIBIT F         Amendment to Subordination Agreement

    SCHEDULES

    Schedule 1.01(b)  Commitment Amount and Aggregate Commitment
    Schedule 1.01(c)  Certain Permitted Liens
    Schedule 2.06     Borrowing Base
    Schedule 4.01     Information Regarding the Borrower and its Subsidiaries
    Schedule 4.08     Certain Oil and Gas Contracts
    Schedule 4.10     List of Purchasers of Production
    Schedule 4.15     Existing Indebtedness
    Schedule 4.16     Material Commitments
    Schedule 4.22     Insurance Certificate
    Schedule 9.05(a)  Commitment Transfer Supplement

                       REDUCING REVOLVING CREDIT AGREEMENT


          THIS REDUCING REVOLVING CREDIT AGREEMENT (this "Agreement"), dated March 30, 2000, is by and between ENERGY PARTNERS, LTD., a Delaware corporation (the "Borrower"), the several banks and financial institutions from time to time parties to this Credit Agreement (the "Banks," such term to include all financial institutions which become parties to the Credit Agreement in accordance with Section 9.05 hereof), BANK ONE, TEXAS, NA, a national banking association ("Bank One") as the initial Bank, as the LC Issuer (hereinafter defined) and as agent for the Banks (in such latter capacity and together with its successors and permitted assigns in such capacity, the "Agent").

                                   WITNESSETH

          WHEREAS, the Borrower and Bank One entered into that certain Loan Agreement dated June 23, 1999, as amended by the First Amendment thereto dated August 9, 1999 and the Second Amendment thereto dated November 16, 1999 (the "Prior Loan Agreement").

          WHEREAS, Borrower has requested that Bank One and the other Banks make available, and the Banks are willing to make available to Borrower on the terms and conditions hereinafter set forth, loans in excess of those available to Borrower under the Prior Loan Agreement, and such loans available under this Agreement shall be used for, among other things, refinancing the debt owed to Bank One under the Prior Loan Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Banks, the LC Issuer, the Agent and the Borrower agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS

          As used in this Agreement, the following terms shall have the meanings indicated:

          "ABR" means a fluctuating rate of interest equal to the higher of (i) a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes, and (ii) the sum of the Federal Funds Effective Rate most recently determined by the Agent plus one-half percent (1/2%) per annum.

          "ABR Loan" means any Loan from time to time for which interest thereon is to be computed on the basis of the ABR, as elected by Borrower pursuant to
Section 2.04 hereof.

          "Acquisition Agreement(s)" means, individually, each respective purchase and sale agreement pursuant to which Borrower agrees to purchase and the current owner agrees to sell each of South Timbalier 26, the Pipeline and East Bay, and, collectively, all of such purchase and sale agreements.

          "Additional Margin" means 0.50% per annum times the number of complete Three Month Periods that have elapsed since Closing Date.

          "Affiliate" means, as applied to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by", and "under common control with"), as applied to any Person, means either: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise, or (b) the legal or beneficial ownership of or voting rights with respect to twenty percent (20%) or more of the equity interest in such Person.

          "Agent" means Bank One, Texas, NA, as agent for the Banks hereunder and under the other Loan Documents, and each successor agent.

          "Aggregate Commitment Amount" means the lesser of: (a) the Borrowing Base in effect from time to time, or (b) the amount stated as the Aggregate Commitment Amount on Schedule 1.01(b) attached hereto, as the same may be amended from time to time as provided in this Agreement.

          "Aggregate Outstanding Credit Exposure" means, at any time, the aggregate of the Outstanding Credit Exposure of all the Banks.

          "Agreement" means this Reducing Revolving Agreement, as the same may be amended or supplemented from time to time.

          "Amendment to Subordination Agreement" means an amendment of even date with this Agreement in the form attached hereto as Exhibit "F" by and among EIF, Borrower, Agent, the LC Issuer and the Banks pursuant to which the Subordination Agreement is amended.

          "Anticipated Property Sale" means the sale or sales of approximately 50%, in the aggregate, of the Borrower's undivided interest in South Timbalier 26.

          "Applicable Law" means that law in effect from time to time and applicable to the Notes which lawfully permits the charging and collection of the highest permissible lawful, non-usurious rate of interest on the Notes, including laws of the State of Texas and laws of the United States of America; Chapter 303 of the Texas Finance Code shall be included in the laws of the State of Texas in determining Applicable Law; and for the purpose of applying said Chapter 303 to the Notes, the interest ceiling applicable to the Notes under said Chapter 303 shall be the indicated weekly rate ceiling from time to time in effect.

          "Applicable Margin" means the applicable LIBOR Margin or ABR Margin provided for in the Pricing Grid set forth below based upon the Utilization Percentage.

          "Arranger" means Banc One Capital Markets, Inc., in its capacity as lead arranger and sole book manager.

          "Available Aggregate Commitment" means, at any time, the Aggregate Commitment Amount then in effect minus the Aggregate Outstanding Credit Exposure at such time.

          "Bank Parties" has the meaning given such term in Section 9.08(B).

          "Bank(s)" means any of the banks signatory to this Agreement, their successors and, upon the effective date after registration with the Agent pursuant to Section 9.05 of a Commitment Transfer Supplement executed by a Purchasing Bank, such Purchasing Bank.

          "Borrowing" means a group of Loans made by the Banks to Borrower on a single date.

          "Borrowing Base" means the maximum loan amount with respect to the Borrowing Base Oil and Gas Properties, as determined by the Agent and approved by the Required Banks from time to time in accordance with Section 2.06 of this Agreement.

          "Borrowing Base Oil and Gas Properties" means those Oil and Gas Properties of the Borrower that are subject to the liens created by the Security Instruments executed pursuant to the Prior Loan Agreement, together with the additional Borrowing Base Oil and Gas Properties that are described in Exhibit "A" attached hereto and made a part hereof, as such Exhibit "A" may be amended from time to time.

          "Breakage Costs" means all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by any Bank to fund its LIBOR Loans but excluding loss of anticipated profit with respect to any LIBOR Loans) which such Bank may sustain: (i) if for any reason (other than a default by such Bank or the Agent) a borrowing of LIBOR Loans does not occur on a date specified therefor in a Request for Advance; (ii) if any repayment or conversion of any LIBOR Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any LIBOR Loans is not made on any date specified in a notice of prepayment given by Borrower; or (iv) as a consequence of any default by the Borrower to repay LIBOR Loans when required by the terms of this Agreement.

          "Business Day" means a day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Texas, provided that with respect to transactions under this Agreement relating to LIBOR Loans, such day must also be a Eurodollar Business Day.

          "Cash Flow" means, with respect to each calendar month, Net Income accrued during such month plus depreciation, depletion, and amortization for the relevant month.

          "Change of Control" means an event or series of events by which the Persons who were the shareholders of the Borrower immediately upon the closing of the Evercore Transaction cannot alone elect at least 66.67% of the board of directors of the Borrower.

          "Closing" has the meaning provided in Section 3.01.

          "Commitment" means, as to any Bank, the obligation of such Bank to make Loans to, and participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount at any one time outstanding not to exceed the lesser of (i) such Bank's Commitment Amount and (ii) such Bank's Percentage Share of the Borrowing Base then in effect.

          "Commitment Amount" means at any time, for any Bank, the amount set forth opposite such Bank's name on Schedule 1.01(b) under the heading "Commitment Amount," as such amount may be changed as provided in this Agreement.

          "Commitment Transfer Supplement" means a Commitment Transfer Supplement executed by Agent and a Purchasing Bank substantially in the form of
Schedule 9.05(d) and registered with the Agent pursuant to Section 9.05(d) hereof.

          "Compliance Certificate" means the certificate of the President or Chief Financial Officer of the Borrower submitted to the Bank from time to time pursuant to this Agreement and attesting to the financial covenants and stating, to such officer's knowledge, whether or not an Event of Default or an Unmatured Event of Default has occurred and is continuing and, if such an event has occurred, the actions being taken by the Borrower, to remedy such situation and that GAAP has been used in the preparation of the Financial Statements, which certificate shall be in the form attached hereto as Exhibit "C".

          "Consolidated Tangible Net Worth" means, as of any reporting period, Stockholders' Equity plus Subordinated Debt, less the sum of:

          (A) Goodwill, including any amounts, however designated on a consolidated balance sheet of the Borrower and its Subsidiaries, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of the Borrower;

          (B)  Patents, trademarks, trade names, and copyrights;

          (C) Any amount at which shares of capital stock of the Borrower appear as an asset on the Borrower's balance sheet;

          (D) Loans and advances to stockholders, directors, officers, or employees; and

          (E) Any other amount in respect of an intangible that should be classified as an asset on a consolidated balance sheet of the Borrower in accordance with GAAP.

          "Contract Operating Fees" means the fees the Borrower receives for providing drilling and production operations on behalf of other Persons.

          "COPAS" means the Accounting Procedure Joint Operations Recommended by the Council of Petroleum Accountants, with respect to onshore and offshore operations, respectively, including the most current versions thereof and any other recent versions thereof commonly in use.

          "Credit Extension" means the making of a Loan or the issuance of a Facility LC hereunder.

          "Credit Extension Date" means the date on which a Loan is advanced or a Facility LC is issued.

          "Current Assets" means at any time, all assets, that should in accordance with GAAP, be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries, plus the then current availability under the aggregate Commitments.

          "Current Liabilities" means at any time, all liabilities that should in accordance with GAAP, be classified as current liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries, minus the amount of Credit Extensions under this Agreement and the amount of Subordinated Debt that are deemed to be current in accordance with GAAP.

          "Current Ratio" means the ratio derived from dividing Current Assets by Current Liabilities.

          "Debt Placement" means the issuance by the Borrower of at least $25,000,000 of its unsecured, senior or subordinated debt on terms acceptable to the Agent and the Required Banks.

          "Debt Service" means, with respect to any reporting period, the sum of Borrower's total interest expense plus Monthly Borrowing Base Reductions accruing during such period.

          "Debt Service Coverage Ratio" means the ratio derived from dividing EBITDAX by Debt Service for each two-consecutive-calendar-quarter period on a rolling two-quarter basis.

          "East Bay" means those Borrowing Base Oil and Gas Properties described on Exhibit "A-2" attached hereto.

          "EBITDAX" means, for any reporting period, Borrower's earnings before deductions for interest expense, taxes, depreciation, depletion, amortization and dry hole costs.

          "EIF" means Energy Income Fund, L.P., a Delaware limited partnership.

          "EIF Override" means that certain overriding royalty interest previously owned by EIF, to be reconveyed to Borrower prior to Closing and included in the Borrowing Base Oil and Gas Properties, as described on Exhibit "A-4" attached hereto.

          "Environmental Laws" means (a) the following federal laws as they may be cited, referenced and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, and the Oil Pollution Act of 1990; (b) any and all environmental statutes of any state in which property of the

Borrower is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other federal, state or local statute or any requirement, rule, regulation, code, ordinance or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling or release of Hazardous Substances.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) which together with the Borrower would be treated as a single employer under Section 4001 of ERISA.

          "Eurodollar Business Day" means a day on which dealings are carried on in the LIBOR Market.

          "Event of Default" means any of the events specified in Section 7.01 of this Agreement.

          "Evercore Parties" means Evercore Capital Partners L.P., Evercore Capital Partners (NQ) L.P., Evercore Capital Offshore Partners L.P. and Evercore Co-Investment Partnership L.P.

          "Evercore Transaction" means that certain transaction among the Evercore Parties and Borrower, as evidenced by the Evercore Transaction Documents. "Evercore Transaction Documents" means (i) that certain Energy Partners, Ltd. Stock Purchase Agreement dated November 17, 1999, between Borrower and the Evercore Parties, (ii) that certain Registration Rights Agreement dated as of November 17, 1999, between Borrower and the Evercore Parties, (iii) that certain Certificate of Designations of the Series A Convertible Preferred Stock of Energy Partners, Ltd., dated November 17, 1999, executed by Borrower, (iv) that certain Certificate of Designations of the Series B Convertible Preferred Stock of Energy Partners, Ltd., dated November 17, 1999, executed by Borrower, (v) that certain Certificate of Designations of the Series C Convertible Preferred Stock of Energy Partners, Ltd., dated November 17, 1999, executed by Borrower, and (vi) that certain Stockholder Agreement dated as of November 17, 1999, by and among Borrower, the Evercore Parties, EIF, and the individual shareholders of Borrower.

          "Facility LC" is defined in Section 2.20(A).

          "Facility LC Application" is defined in Section 2.20(C).

          "Facility Termination Date" means March 30, 2003.

          "Federal Funds Effective Rate" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York for such day on the next succeeding Business Day or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

          "Financial Statements" means the statements of the financial condition of the indicated Person, on a consolidated basis, as at the point in time and for the period indicated and consisting of at least a balance sheet, income statement and statement of changes in financial position, and, when the foregoing are audited, accompanied by the certification of such Person's independent certified public accountants and footnotes to any of the foregoing, all of which shall be prepared in accordance with GAAP applied on a basis consistent with that of the preceding year, except for any inconsistency that results from changes in GAAP from year to year.

          "Floating Rate" means a per annum interest rate determined by reference to the following schedule:

     o Before Anticipated Property Sale and payment and cancellation of Tranche B:

                    Tranche A:

                         LIBOR + 3.25% per annum or, at Borrower's option pursuant to Section 2.04,

                         ABR + 1.50%  per annum.

                    Tranche B:

                         LIBOR + 5.50% per annum + Additional Margin or, at Borrower's option pursuant to Section 2.04,

                         ABR + 4.00% per annum + Additional Margin.

     o After Anticipated Property Sale, but prior to the time the Tranche A commitment is determined to be equal to or less than a conventional borrowing base amount as determined by the Required Banks and Tranche B has been repaid and cancelled:

                    Tranche A:

                         LIBOR + 3.00% per annum or, at Borrower's option pursuant to Section 2.04,

                         ABR + 1.50%  per annum.

                    Tranche B:

                         LIBOR + 5.50% per annum + Additional Margin or, at Borrower's option pursuant to Section 2.04,

                         ABR + 4.00% per annum + Additional Margin.

     o After the Tranche A commitment is determined to be equal to or less than a conventional borrowing base amount as determined by the Required Banks and Tranche B has been repaid and canceled:

                    Tranche A:

                         LIBOR + Applicable Margin or, at Borrower's option pursuant to Section 2.04,

                         ABR + Applicable Margin.

     o After the occurrence and during the continuation of an Event of Default, the Floating Rate determined in accordance with the forgoing schedule shall, in each case, be increased by two percent (2%) per annum, not to exceed the Maximum Rate.

          "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable as of the date of Closing, except that solely for purposes of the definition of Financial Statements herein, changes in GAAP from time to time (if any) shall be applied and reflected in the Financial Statements. Accounting principles are applied on a "consistent basis" when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

          "General and Administrative Expenses" means total expenses of Borrower, minus (A) lease operating expenses, (B) dry-hole costs, (C) depreciation, depletion, and amortization, (D) interest expense, (E) COPAS overhead, (F) Contract Operating Fees, (G) severance and ad valorem taxes, and
(H) state and federal income taxes.

          "Hazardous Substances" means flammables, explosives, radioactive materials, hazardous wastes, asbestos or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum and petroleum products and associated oil or natural gas exploration, production and development wastes or any substances defined as "hazardous substances", "hazardous materials", "hazardous wastes" or "toxic substances" under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other Environmental Laws now or hereafter enacted or promulgated by any regulatory authority or governmental body, but only to the extent any such law is or becomes applicable to the Borrower or any of its property.

          "Hedge Agreement" means any swap agreement, cap, collar, floor, exchange transaction, forward agreement or exchange or protection agreement related to Hydrocarbons or any option with respect to such transaction, as more specifically provided in those certain master swap agreements on International Swap Dealers Association forms and the schedules thereto and any confirmations thereunder entered into by Borrower with any other Person.

          "Hydrocarbons" means crude oil, condensate, natural gas, natural gas liquids and other hydrocarbons.

          "Indebtedness" means, as to any Person, (a) all items of indebtedness or liability (other than capital (including preferred stock), surplus, deferred credits and reserves, as such) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet as at the date as of which Indebtedness is to be determined, (b) indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance existing on or encumbering property owned by the Person whose Indebtedness is being determined, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse, agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, purchase of securities or capital contribution, through a commitment to pay for property or services regardless of the nondelivery of such property or the nonfurnishing of such services or otherwise), or in respect of which such Person has otherwise become directly or indirectly liable, contingently or otherwise, whether now existing or hereafter arising, and (d) all leases (excluding Leases constituting Oil and Gas Properties) that, in accordance with GAAP, should not be reflected on the Borrower's balance sheet.

          "Initial Note" means the reducing revolving note in the original face amount of $200,000,000.00 dated as of the Closing, made by the Borrower payable to the order of Bank One, in substantially the form attached hereto as Exhibit "B," together with all deferrals, renewals, extensions, amendments, modifications or rearrangements thereof.

          "Interest Period" means as to any LIBOR Loan the period commencing on and including the date of such Loan (or on the effective date of the election pursuant to Section 2.04(B) by which such Loan became a LIBOR Loan) and ending on and including the day preceding the numerically corresponding day (or if there is no such numerically corresponding day, the last day) in the 1st, 2nd, 3rd or 6th calendar month after the date of such Loan, as selected by the Borrower in accordance with Section 2.04(B), and after such selected month, such period commencing on and including the day immediately following the last day of the then ending Interest Period for such Loan and ending on and including the day preceding the day numerically corresponding to the first day of such Interest Period (or if there is no such numerically corresponding day, the last day), in the 1st, 2nd, 3rd or 6th calendar month after the first day of such Interest Period, as so selected by the Borrower; provided, however, that if any Interest Period would otherwise end on a day immediately prior to a day that is not a Business Day it shall be extended so as to end on the day immediately prior to the next succeeding Business Day unless the same would fall in a different calendar month, in which case such Interest Period shall end on the day immediately preceding the first Business Day immediately preceding such next succeeding Business Day.

          "Investment" in any Person means any stock, bond, note or other evidence of Indebtedness or any other security (other than current trade and customer accounts) of, or loan to, such Person.

          "Laws" means all ordinances, statutes, rules, regulations, orders, injunctions, writs, or decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any thereof.

          "LC Fee" is defined in Section 2.20(D).

          "LC Issuer" means Bank One (or any subsidiary or Affiliate of Bank One designated by Bank One and reasonably acceptable to Borrower) in its capacity as issuer of Facility LCs hereunder.

          "LC Obligations" means, at any time, the sum, without duplication, of
(i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

          "LC Payment Date" is defined in Section 2.20(E). "Leases" means oil and gas leases and all oil, gas and mineral leases constituting any part of the Borrowing Base Oil and Gas Properties.

          "LIBOR" means, with respect to each Interest Period, the rate of interest per annum at which deposits of not less than $1,000,000.00 in United States dollars are offered in the LIBOR Market for a period of time equal or comparable to such Interest Period and in an amount equal to or comparable to the principal amount of the LIBOR Loan to which such Interest Period relates as appearing on Reuters Screen FRBD as of 11:00 AM (London time) two (2) Business Days before the first day of the applicable Interest Period, as adjusted for maximum statutory reserves, provided, however, that if such rate is not available on Reuters Screen FRBD, then within five (5) Business Days of receipt of notification, the Agent and the Borrower shall enter into good faith negotiations for a period of fifteen (15) days (or such shorter period as is required to agree to the alternative basis) with a view to agreeing on an alternative basis for determining the rate of interest applicable to LIBOR Loans, and if no alternative basis is agreed within the fifteen (15) day period, the LIBOR Loan shall be deemed to have converted to an ABR Loan as of the end of the last Interest Period.

          "LIBOR Loan" means any Loan from time to time for which interest thereon is to be computed at a Floating Rate based on LIBOR, as elected by Borrower pursuant to Section 2.04 hereof.

          "LIBOR Market" means the London interbank offered interest rate market created by major London clearing banks for deposits in United States dollars.

          "Limitation Period" means any period while any amount remains owing on the Notes when interest on such amount, calculated at the applicable rate prescribed on the Notes, plus any fees payable hereunder and deemed to be interest under applicable Law, would exceed the Maximum Rate.

          "Loan" means, singly, any advance by the Banks to the Borrower pursuant to this Agreement and "Loans" means, cumulatively, the aggregate sum of all money advanced by the Banks to the Borrower pursuant to this Agreement.

          "Loan Documents" means this Agreement, the Notes, the Facility LC Applications, the Security Instruments, the Required Hedge Agreement, and all other promissory notes, security agreements, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, extended, or supplemented from time to time.

          "Loan Excess" means, at any point in time, the amount, if any, by which the outstanding balance on the Credit Extensions exceeds the Aggregate Commitment Amount then in effect.

          "Marketable Title" means good and indefeasible title, as set forth, qualified and/or limited on Exhibit "A," free and clear of all mortgages, liens and encumbrances, except for Permitted Encumbrances.

          "Material Adverse Change" means any change in the business, property, condition (financial or otherwise) or results of operations, or reasonably foreseeable prospects of the Borrower and its Subsidiaries which has a Material Adverse Effect.

          "Material Adverse Effect" means a material adverse effect on (i) the business, property, condition (financial or otherwise), results of operations, or reasonably foreseeable prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent, the Banks or the LC Issuer thereunder.

          "Maximum Rate" means the maximum rate of non-usurious interest permitted from day to day by Applicable Law, including Chapter 303 of the Texas Finance Code (and as the same may be incorporated by reference in other Texas statutes), but otherwise without limitation, that rate based upon the "indicated weekly rate ceiling."

          "Modify" and "Modification" are defined in Section 2.20(A).

          "Monthly Borrowing Base Reduction" means the amount of the automatic monthly reduction to the Borrowing Base, as determined from time to time in accordance with Section 2.06 of this Agreement.

          "Multi-employer Plan" means a plan described in Section 4001(a)(3) of ERISA which covers employees of the Borrower or any ERISA Affiliate.

          "Net Income" means, for any period, the net income (or loss) of the Borrower after allowances for taxes for such period, determined in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (i) the net income of any Person in which the Borrower has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to the Borrower; (ii) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction, (iii) any extraordinary gains or losses, including gains or losses attributable to property sales not in the ordinary course of business, (iv) the cumulative effect of a change in accounting principles, and (v) any gains or losses attributable to writeups or writedowns of assets.

          "Note" and "Notes" means, individually, a promissory note issued by Borrower payable to the order of a Bank evidencing the Loans made by that Bank pursuant to Section 2.01 hereof and being substantially in the form of the note attached as Exhibit B hereto, including the Initial Note, together with any and all further renewals, extensions for any period, increases or rearrangements thereof, and means collectively all of such Notes.

          "Obligations" means all obligations, indebtedness, and liabilities of the Borrower to the Banks and the LC Issuer, now existing or hereafter arising, including, but not limited to the Indebtedness evidenced by the Notes and the Reimbursement Obligations, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities of the Borrower under this Agreement and the other Loan Documents, and all interest accruing thereon and all attorneys' fees and other expenses incurred in the administration, enforcement or collection thereof.

          "Oil and Gas Properties" means fee, leasehold or other interests in or under mineral estates or oil, gas and other liquid or gaseous hydrocarbon leases with respect to properties situated in the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and properties, real or personal, appertaining, belonging, affixed or incidental thereto.

          "Outstanding Credit Exposure" means, as to any Bank at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time, plus (ii) an amount equal to its Percentage Share of the LC Obligations at such time.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Pending Acquisition(s)" means, individually, Borrower's acquisition of interests in any of South Timbalier 26, the Pipeline or East Bay, and collectively, Borrower's acquisition of all of South Timbalier 26, the Pipeline and East Bay.

          "Percentage Share" means, as to any Bank, a fraction (expressed as a percentage), the numerator of which shall be such Bank's Commitment Amount, and the denominator of which shall be the Aggregate Commitment Amount stated on
Schedule 1.01(b) attached hereto.

          "Permitted Asset Sales" means (a) sales, leases, assignments, transfers or disposals of, in one or any series of related transactions, (i) all or any portion of Borrower's equipment (except for items included in clause (ii) of this definition), whether now owned or hereafter acquired, including transfers to Subsidiaries, which, in the aggregate, do not exceed $1,000,000.00 in any twelve month period, and (ii) Borrower's offshore platforms that have been abandoned or dismantled; (b) sales of Hydrocarbons in the ordinary course of business and (c) the Anticipated Property Sale.

          "Permitted Encumbrances" means:

          (A) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable;

          (B) Liens of mechanics, materialmen, warehousemen, carriers, or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

          (C) Pledges or deposits in connection with or to secure workmen's compensation, unemployment insurance, pensions or other employee benefits;

          (D) Encumbrances consisting of covenants, zoning restrictions, rights, easements, liens or other restrictions on the use of real property, none of which materially impairs the use of such property by the Borrower in the operation of its business, and none of which is violated in any material respect by existing or proposed operations;

          (E) Liens of operators and/or co-working interest owners under joint operating agreements or similar contractual arrangements with respect to the Borrower's proportionate share of the expense of exploration, development and operation of oil, gas and mineral leasehold or fee interests owned jointly with others, to the extent that same relate to sums not yet due;

          (F) Liens securing surety or other bonds required in the normal course of business not to exceed $500,000.00 in the aggregate at any time in effect;

          (G) The following, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed and they do not, in the aggregate, materially detract from the value of the property of the Borrower or any Subsidiary, or materially impair the use thereof in the operation of its business:

               (1) Claims or liens for taxes, assessments, or charges due and payable and subject to interest or penalty;

               (2) Claims, liens, and encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

               (3) Claims or liens of mechanics, materialmen, warehousemen, carriers, or other like liens; and

               (4)  Adverse judgments on appeal;

          (H)  Liens securing payment and performance of the Obligations;

          (I) Liens securing purchase money obligations included in the definition of Permitted Indebtedness if such liens encumber only the property for which such purchase money obligation was incurred;

          (J) Liens in favor of EIF securing the Subordinated Debt, provided such Liens are subordinate to the Banks' Liens securing payment and performance of the Obligations;

          (K)  Inchoate liens in respect of royalty owners; and

          (L)  Liens listed on Schedule 1.01(c) attached hereto.

          "Permitted Hedge Agreement" means any Hedge Agreement which Borrower enters into with or through a counterparty that has a credit rating of at least "A-" by Standard and Poors or "A3" by Moody's Investment Service, together with the confirmations which Borrower may hereafter enter into with or through such counterparty covering in the aggregate, among all such Hedge Agreements, not more than seventy percent (70%) of the Proved Reserves attributable to Borrower's interest in its Borrowing Base Oil and Gas Properties.

          "Permitted Indebtedness" means:

          (A)  The Loans and Facility LCs;

          (B) Unsecured current accounts payable incurred in the ordinary course of business which are (i) not more than sixty (60) days overdue, or (ii) being contested in good faith by appropriate proceedings, or (iii) the subject of usual and customary review and evaluation;

          (C) Extensions of credit from suppliers or contractors who are not Affiliates of Borrower for the performance of labor or services or the provision of supplies or materials under applicable contracts or agreements in connection with Borrower's oil and gas exploration and development activities, which are not overdue or are being contested in good faith by appropriate proceedings;

          (D) Letters of credit or performance bonds required to be obtained by the Borrower in the normal course of its business to assure the proper plugging and abandonment of oil or gas drilling or production locations or bonds required by any governmental agency or instrumentality in the normal course of the Borrower's business;

          (E) Purchase money obligations of the Borrower of up to $1,000,000 at any time for the purchase of equipment so long as the purchase money obligations do not exceed the fair market value of the equipment purchased therewith;

          (F) The Subordinated Debt so long as no Suspending Event of Default (as defined in the Subordination Agreement) has occurred;

          (G) Lease dated August 12, 1999, as amended, between the Borrower (as tenant) and PS Charles Associates, L.P. ("Landlord") covering the Borrower's office located at 201 St. Charles Avenue, Suites 3000 and 3400, New Orleans, Louisiana 70170-3400, together with that certain Irrevocable Straight Standby Letter of Credit No. F35362 dated August 12, 1999 which has an expiry date of August 12, 2000 in the amount of $135,000 issued at the request of the Borrower by Whitney National Bank for the benefit of Landlord to secure the Borrower's obligations under such lease;

          (H)  Income taxes payable that are not overdue;

          (I)  Accrued abandonment liabilities;

          (J) Indebtedness arising out of Permitted Hedge Agreements and/or the Required Hedge Agreement; and

          (K) Other indebtedness incurred by the Borrower not to exceed, in the aggregate at any time outstanding, $1,000,000.

          "Person" means an individual, company, corporation, partnership, joint venture, limited liability company, trust, association, unincorporated organization or a government or any agency or political subdivision thereof.

          "Pipeline" means that certain Borrowing Base Oil and Gas Property pipeline described on Exhibit "A-3" attached hereto.

          "Plan" means, at any time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Present Worth" means, at any time and from time to time, the before income tax future cash flow from the sale of oil and gas to be produced from the Proved Reserves attributable to the Borrowing Base Oil and Gas Properties, as set forth in the most recent Reserve Report delivered from Borrower to Agent pursuant to Section 2.06, discounted to present value at the rate of nine percent (9%) per annum, and adjusted to incorporate the following additional criteria: (1) the Hydrocarbon prices used shall be those stated in Agent's then current Hydrocarbon pricing guidelines, adjusted for Permitted Hedge Agreements that are in place, and

(2) not more than one-third (1/3) of such present value shall be based upon Proved Reserves in non-producing categories.

          "Pricing Grid" means the following table:

UTILIZATION PERCENTAGE             LIBOR MARGIN                ABR MARGIN                COMMITMENT FEE
----------------------             ------------                ----------                --------------
          > 90%                       2.25%                       .75%                        .50%

  > 75% < or = to 90%                 2.00%                       .50%                        .50%

  > 50% < or = to 75%                 1.75%                       .25%                       .375%

  > 35% < or = to 50%                 1.50%                         0                        .375%

     < or = to 35%                    1.25%                         0                        .375%

          "Production Revenue" means revenues of the Borrower from the sale of its oil and gas production minus any applicable oil and gas production taxes and royalties.

          "Prior Loan Agreement" has the meaning stated therefor in the first recital of this Agreement.

          "Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended from time to time.

          "Purchasing Bank" shall have the meaning assigned to that term in
Section 9.05 hereof.

          "Proved Reserves" means the estimated quantities of crude oil, condensate, natural gas liquids and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable by primary producing mechanisms in future years from known reservoirs underlying lands or interests therein constituting Oil and Gas Properties, under existing economic and operating conditions. Reserves which can be produced economically through application of improved recovery techniques (i.e., fluid injection) will be included in Proved Reserves when successful testing by a pilot project or the operation of an installed program in the reservoir provides support for the engineering analysis on which the pilot project or installed program was based. In general, the economic productivity of the estimated proved reserves is supported by actual production or a conclusive formation test; however, in certain instances proved reserves are assigned to reservoirs on the basis of a combination of electrical and other type logs and core analyses which indicate these reservoirs are analogous to similar reservoirs in the same field which are producing or have demonstrated the ability to produce on a formation test.

          "Reimbursement Obligations" means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.20 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

          "Reportable Event" means any of the events set forth in Section 4043 of ERISA.

          "Request for Advance" means the written or verbal (confirmed in writing within one (1) Business Day) request by the Borrower to the Agent for an advance by the Banks pursuant to this Agreement, which Request for Advance shall be signed by an authorized officer of the Borrower and shall include a statement of the amount requested to be advanced, the date of the requested advance and such other information as the Agent in its reasonable discretion deems necessary.

          "Required Banks" means, at any time, Banks holding at least sixty-six and two-thirds percent (66 2/3%) of the Aggregate Commitment Amount or, if the Aggregate Commitment Amount has been terminated, Banks having at least sixty-six and two-thirds percent (66 2/3%) of the Aggregate Outstanding Credit Exposure.

          "Required Hedge Agreement" means a commodities swap between Borrower and a counterparty that has a credit rating of at least "A-" by Standard and Poors or "A3" by Moody's Investment Service, conducted pursuant to a current form of Master Agreement promulgated by the International Swap Dealer's Association ("ISDA") together with the corresponding ISDA Schedule and Confirmation(s) (or other form of agreement acceptable to Agent and the Required Banks) pursuant to which Borrower has hedged for a period of fourteen (14) months from the Closing a notional quantity of: (a) 7,700 barrels of oil per day for the period prior to the completion of the Anticipated Property Sale, and (b) 6,600 barrels of oil per day for the period from and after the completion of the Anticipated Property Sale; at a weighted average fixed price equal to or greater than Twenty-Three and 80/100 Dollars ($23.80) per barrel.

          "Required Number" means: in the case of notices hereunder (i) relative to borrowings, prepayments, elections of LIBOR Loans, selections of Interest Periods for, or other transactions in respect of, LIBOR Loans: by 10:00 a.m., Central Standard Time on the third Business Day prior to the proposed activity; or (ii) relative to all transactions in respect of ABR Loans: the same Business Day by 1:00 p.m., Central Standard Time; it being understood, however, that in the case of notices involving transactions in respect of more than one type of Loan (such as a change in type of Loan in accordance with Section 2.04(B)), "Required Number" means that number of days, as indicated above in respect of the Loans involved, which would constitute the longest applicable period of time.

          "Reserve Report" means a report prepared by an independent petroleum engineer or firm of engineers reasonably satisfactory to the Agent regarding the Proved Reserves attributable to the Borrowing Base Oil and Gas Properties, using the criteria and parameters required by and acceptable to the Securities and Exchange Commission, and incorporating the present cost of appropriate plugging and abandonment obligations to be incurred in the future, taking into account any plugging and abandonment fund required to be accrued or established by Borrower out of cash flow from the Borrowing Base Oil and Gas Properties covered by such report with respect to such future obligations.

          "Scheduled Monthly Capital Expenditure" means $3,333,000.00 each month for the months of April and May, 2000, provided that if the Anticipated Property Sale occurs during May 2000, it shall mean $2,667,000.00 for May, and if the Anticipated Property Sale occurs during April 2000 it shall mean $2,667,000.00 for each of April and May 2000; and for each month thereafter, it means the actual capital expenditures incurred by Borrower during such month, minus the "Excess Actual Capital Expenditures," as hereinafter defined. For purposes of this definition, the following additional terms shall have the meanings prescribed herein: (a) the "Base Amount" means $3,333,000.00 for each month from June 2000 until the effective date of the Anticipated Property Sale, and $2,667,000.00 for each month from the effective date of the Anticipated Property Sale and thereafter; provided that the Base Amount for the month in which the effective date of the Anticipated Property Sale occurs shall be the sum of the product of $3,333,000.00 times a fraction, the numerator of which is the number of days in the month prior to, but not including, the effective date of the Anticipate Property Sale and the denominator of which is the total number of days in such month, plus the product of $2,667,000.00 times a fraction, the numerator of which is the number of days in the month from and including the effective date of the Anticipated Property Sale until the end of such month divided by the total number of days in such month; and provided further, that if the Anticipated Property Sale occurs prior to June 1, 2000, the Base Amount shall mean $2,667,000.00 for each month from and after June 2000; (b) "Cumulative Actual Capital Expenditures" means the sum, at the end of each month beginning with June 2000, of the actual capital expenditures incurred by Borrower for all such months beginning with June 2000; (c) "Cumulative Base Amount" means the sum, at the end of each month beginning with June 2000, of the Base Amount applicable to all such months beginning with June 2000; and (d) "Excess Actual Capital Expenditures" means, as of the end of each month beginning with June 2000, the amount (if any) by which Actual Cumulative Capital Expenditures exceeds the Cumulative Base Amount.

          "Security Instruments" means the security instruments described on Exhibit "D," in form and substance satisfactory to the Agent, to be executed by Borrower pursuant to Section 3.01, and any and all other instruments or documents hereafter executed in connection with or as security for the payment of the Notes.

          "South Timbalier 26" means those Borrowing Base Oil and Gas Properties described on Exhibit "A-1"attached hereto.

          "Stockholders' Equity" means, at any time, the sum of the following accounts set forth on a consolidated balance sheet of the Borrower, prepared in accordance with GAAP: (A) the par or stated value of all outstanding capital stock (common and preferred); (B) capital surplus; and (C) retained earnings. "Subordinated Debt" means (i) debt of Borrower to EIF in an amount not to exceed $10,000,000.00 plus accrued interest pursuant to that certain Financing Agreement dated April 15, 1998 (as amended), and (ii) additional debt of Borrower to EIF incurred for the sole purpose of curing any Events of Default under this Agreement and on terms substantially similar to the debt described in clause (i) of this definition, provided that all of such debt described in this definition shall be subordinate and inferior to Borrower's Obligations under this Agreement.

          "Subordination Agreement" means a subordination agreement dated June 23, 1999, originally by and among EIF, Borrower and Bank One pertaining to the Subordinated Debt and EIF's liens and security interests in the Borrowing Base Oil & Gas Properties (including the overriding royalty interests therein owned by EIF), as amended.

          "Subsidiary" means, as to any Person, any corporation in which such Person, directly or indirectly through its Subsidiaries, owns more than fifty percent (50%) of the stock of any class or classes having by the terms thereof the ordinary voting power to elect a majority of the directors of such corporation, and any partnership, association, joint venture, or other entity in which such Person, directly or indirectly through its Subsidiaries, has more than a fifty percent (50%) equity interest at the time.

          "Three Month Period" means each period of three consecutive months, the first of which begins on the Closing Date and ends on the same date of the third calendar month thereafter, and each subsequent one of which ends on the same date of the third calendar month after the prior such period ended.

          "Tranche A" and "Tranche A Commitment" mean that part of the Aggregate Commitment Amount, which constitutes a reducing revolving line of credit in the amount of $90,000,000.00 as of the Closing, as it is reduced from time to time pursuant to Schedule 2.06 and Section 2.06 hereof, under which the Borrower may borrow, repay and reborrow from time to time until the Facility Termination Date, as more fully set forth in Section 2.01 and subject to all of the terms and conditions of this Agreement.

          "Tranche B" and "Tranche B Commitment" mean that part of the Aggregate Commitment Amount which constitutes a reducing bridge financing in the amount of $25,000,000.00 as of the Closing, as it is reduced from time to time pursuant to
Schedule 2.06 and Section 2.06 hereof, under which the Borrower may borrow in one or more advances and repay, but may not reborrow thereunder, for use only to provide funding for the acquisition of interests in South Timbalier 26 together with the Pipeline, and/or East Bay.

          "Tranche B Termination Date" means March 30, 2001.

          "Transfer Order Letters" means the letters in lieu of division or transfer orders, in form acceptable to the Agent.

          "Unmatured Event of Default" means any event or occurrence which solely with the lapse of time or the giving of notice or both will ripen into an Event of Default.

          "Utilization Percentage" means the percentage of the Tranche A Commitment represented by the aggregate principal amount of all Credit Extensions outstanding under Tranche A.

          Undefined Terms. Undefined financial accounting terms used in this Agreement shall be defined according to GAAP.

                                  ARTICLE II.

                        THE LOANS AND LETTERS OF CREDIT


          2.01 The Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Bank severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Loans to the Borrower and (ii) participate in Facility LCs issued upon the request of the Borrower, provided that, after giving effect to the making of each Loan and the issuance of each Facility LC, such Bank's Outstanding Credit Exposure shall not exceed its Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow under the Tranche A component of the Aggregate Commitment Amount at any time prior to the Facility Termination Date. All Commitments to extend credit hereunder shall expire on the Facility Termination Date.

          Subject to the terms of this Agreement, the Borrower may borrow and repay, but may not reborrow, the amounts available under the Tranche B component of the Commitments at any time prior to the Tranche B Termination Date. The Commitments to extend credit, insofar as they relate to Tranche B, shall expire on the Tranche B Termination Date.

          The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.20.

          2.02 Notice and Manner of Borrowing.

          (a) The amount and date of each Credit Extension shall be designated by Borrower's execution of a Request for Advance to be received by the Agent at least the Required Number of, but not more than ten (10), Business Days prior to the date of such Credit Extension, which date shall be a Business Day. The Agent shall promptly advise the Banks and, if applicable, the LC Issuer, of any Request for Advance given pursuant to this Section 2.02, of each Bank's Percentage Share of any requested Borrowing and, if applicable, the amount requested for any Facility LC by telephone, confirmed promptly in writing, or telecopier. Upon satisfaction of the applicable conditions set forth in Article III, each Borrowing shall be made at the office of the Agent, and shall be funded prior to 3:00 o'clock p.m., Houston, Texas time, on the day so requested in immediately available funds in the amount so requested.

          (b) Each Bank shall make each Loan to be made by it hereunder on the date of the proposed Borrowing by wire transfer of immediately available funds to the Agent in Houston, Texas, not later than 11:00 a.m., Houston, Texas time, and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to Borrower as Borrower shall direct to the Agent from time to time or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Banks as soon as practicable. Unless the Agent shall have received notice from a Bank prior to the date of any proposed Borrowing that such Bank will not make available to the Agent such Bank's Percentage Share of such Borrowing, the Agent may assume that such Bank has made its Percentage Share available to the Agent on the date of such Borrowing in accordance with this paragraph (b) and the Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If, and to the extent that, such Bank shall not have made its Percentage Share available to the Agent, such Bank and Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Effective Rate. If such Bank shall repay to the Agent such corresponding amount, such amount shall constitute such Bank's Loan as part of such Borrowing for purposes of this Agreement.

          2.03 Payment Procedure. All payments and prepayments made by Borrower under this Agreement shall be made to the Agent at its office specified in
Section 9.03 for the account of the Banks in immediately available funds before 11:00 a.m., Houston, Texas time, on the date that such payment is required to be made. The Agent will promptly thereafter cause to be distributed like funds relating to such payments or prepayments ratably to the Banks (and if the payment relates to amounts owed to a particular Bank only, in like funds to such
Bank), in each case, to be applied in accordance with the terms of this Agreement. Borrower hereby authorizes the Agent, if and to the extent payment or prepayment (including prepayments required pursuant to Section 2.11 hereof) is not made when due hereunder or under the Notes or any other Loan Document, to charge from time to time against Borrower's account with the Agent any amount so due. Any payment received and accepted by the Agent (or any branch or Affiliate thereof) after such time shall be considered for all purposes (including the calculation of interest, to the extent permitted by law) as having been made on the next following Business Day.

          2.04 Payments of Interest under the Notes. Subject to the terms and provisions of this Agreement, interest on the Loan, calculated at the Floating Rate, shall be due and payable as follows:

          (A) Interest on ABR Loans shall be calculated on the basis of a 365/366-day year, as applicable, and on LIBOR Loans on the basis of a 360-day year, in each case counting the actual number of days elapsed. Interest on the outstanding principal balance of the Loans shall accrue for each day at either a Floating Rate based on ABR for such day for ABR Loans, or a Floating Rate based on LIBOR for the Interest Period which includes such day for LIBOR Loans, all as elected and specified (including specification as to length of Interest Period, as permitted by the definition of that term, with respect to any election of a Floating Rate based on LIBOR) by the Borrower in accordance with Section 2.04(B); provided that:

               (1) In the absence of an election by the Borrower of a Floating Rate based on LIBOR, or, having made such election, but upon the Required Number of days prior to the end of the then current Interest Period the Borrower fails or is not entitled under the terms of this Agreement to elect to continue a Floating Rate based on LIBOR and specify the applicable Interest Period therefor, then upon the expiration of such then current Interest Period, interest on the Loans shall accrue for each day at a Floating Rate based on ABR for such day, until the Borrower, pursuant to Section 2.04(B), elects a different Floating Rate and specifies the Interest Period for the Loans.

               (2) Interest accruing on any LIBOR Loan during any Interest Period shall be payable on the first Business Day of the next Interest Period except that interest will be payable on the Facility Termination Date on any LIBOR Loan with an Interest Period ending on the Facility Termination Date; provided that all accrued interest on any LIBOR Loan converted or prepaid pursuant to Section 2.11 shall be paid immediately upon such prepayment or conversion.

          (B) By at least the Required Number of days prior to the advance of any Loan hereunder, the Borrower shall select the initial Floating Rate to be charged on such Loan, and from time to time thereafter the Borrower may elect, on at least the Required Number of days irrevocable prior written (or verbal, promptly confirmed by written) notice to the Agent, an initial Floating Rate for any additional Loan, or to change the Floating Rate on any Loan to any other Floating Rate (including, when applicable, the selection of the Interest Period); provided that; (i) the Borrower shall not select an Interest Period that extends beyond the Facility Termination Date; (ii) except as otherwise provided in Section 2.11 no such change from a Floating Rate based on LIBOR to another Floating Rate shall become effective on a day other than the day, which must be a Business Day, next following the last day of the Interest Period last effective for such LIBOR Loan; (iii) any elections made by the Borrower pursuant to this Section 2.04(B) shall be in the amount of $1,000,000, plus any additional increment of $1,000,000, or such lesser amount as constitutes the balance of all Loans then outstanding hereunder; (iv) notwithstanding anything herein to the contrary, the Borrower may not make any election under this Section 2.04(B) that would result in Loans outstanding based on more than six (6) different LIBORs without the consent of the Required Banks to do so; and
     (v) the first day of each Interest Period as to a LIBOR Loan shall be a Business Day.

          (C) Interest on ABR Loans shall be paid quarterly in arrears on the first Business Day of each calendar quarter (for the immediately preceding quarter) commencing with the quarter following any quarter during which interest begins to accrue at a Floating Rate based on ABR, as elected by Borrower pursuant to Section 2.04(B), and on the date the principal of such Loans shall be due (on the stated Facility Termination Date, on acceleration, or otherwise).

          2.05 General Provisions Relating to Interest. It is the intention of the parties hereto to comply strictly with the usury Laws of the State of Texas and the United States of America and, in this connection, there shall never be collected, charged or received on any sums advanced hereunder interest in excess of the Maximum Rate. For purposes of Chapter 303 of the Texas Finance Code, as amended, the Borrower agrees that the maximum rate to be charged shall be the "indicated (weekly) rate ceiling" as defined in said Chapter, provided that the Bank may also rely to the extent permitted by applicable Laws of the State of Texas or the United States of America, on alternative maximum rates of interest under other applicable Laws of the State of Texas or the United States of America applicable to the Loans, if greater. Notwithstanding anything herein or in the Notes to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Notes shall be the Maximum Rate and the obligation of the Borrower for any fees payable hereunder and deemed to be interest under applicable Law shall be suspended. During any period or periods of time following a Limitation Period, to the extent permitted by applicable Laws of the State of Texas or the United

States of America, the interest rate to be charged hereunder shall remain at the Maximum Rate until such time as there has been paid to each Bank (a) the amount of interest in excess of the Maximum Rate that such Bank would have received during the Limitation Period had the interest rate remained at the relevant rates specified in the Note, and (b) all interest and fees otherwise due to such Bank but for the effect of such Limitation Period.

          If under any circumstances the aggregate amounts paid on the Notes or under this Agreement include amounts which by Law are deemed interest and which would exceed the amount permitted if the Maximum Rate were in effect, the Borrower stipulates that such payment and collection will have been and will be deemed to have been, to the extent permitted by applicable Laws of the State of Texas or the United States of America, the result of mathematical error on the part of both the Borrower and the Banks, and each Bank shall promptly refund the amount of such excess (to the extent only of such interest payments above the Maximum Rate which could lawfully have been collected and retained) upon discovery of such error by such Bank or notice thereof from the Borrower.

          2.06 Borrowing Base Determination. Notwithstanding the following provisions of this Section, the Borrowing Base shall be as set forth on Schedule
2.06 attached hereto, as further reduced from time to time by the mandatory prepayments made pursuant to Section 2.08 hereof, from the date of Closing until the earlier of: (a) October 1, 2000, (b) the occurrence of an Event of Default, or (c) any unscheduled Borrowing Base redetermination initiated by the Agent and approved by the Required Banks based on a substantive, adverse change in economic conditions generally applicable to independent producers operating in, and/or oil and gas properties located in, the Texas/Louisiana Gulf Coast and/or the Gulf of Mexico Outer Continental Shelf. Thereafter, the Borrowing Base shall be determined pursuant to the following provisions of this Section. On or before September 1, 2000, the Borrower shall furnish to the Agent information sufficient to update to an effective date of June 1, 2000, the most recent petroleum engineering reports provided to the Agent prior to Closing relative to the Proved Reserves attributable to the Borrowing Base Oil and Gas Properties. Upon receipt of such report, the Agent shall, in the normal course of business make a determination of the Borrowing Base and the Monthly Borrowing Base Reduction which shall become effective upon approval by the Required Banks and subsequent written notification from the Agent to the Borrower, and which, subject to the other provisions of this Agreement, shall be the basis on which the Borrowing Base shall thereafter be calculated until the effective date of the next redetermination of the Borrowing Base and the Monthly Borrowing Base Reduction as set forth in this Section. Thereafter, on or before each April 1 and October 1 until the Facility Termination Date, beginning April 1, 2001, the Borrower shall furnish to the Agent a report, in form and substance satisfactory to the Agent, which report shall set forth, as of each preceding January 1 or July 1, as applicable, the Proved Reserves attributable to the Borrowing Base Oil and Gas Properties. Each report to be provided on or before each April 1 shall be a complete report relating to the Proved Reserves attributable to the Borrowing Base Oil and Gas Properties prepared by an independent petroleum engineer or firm of engineers reasonably satisfactory to the Agent. Each report to be provided on or before each October 1 shall simply update the previous complete report, and may be prepared by the Borrower's own engineers and shall be certified by the President or Chief Financial Officer of the Borrower. Upon receipt of each such report, the Agent shall, in the normal course of business, make a determination of the Borrowing Base and the Monthly Borrowing Base Reduction which shall become effective upon approval by the Required Banks and subsequent written notification from the Agent to the Borrower, and which, subject to the other provisions of this Agreement, shall be the basis on which the Borrowing Base shall thereafter be calculated until the effective date of the next redetermination of the Borrowing Base and the Monthly Borrowing Base Reduction as set forth in this Section 2.06. The Agent may, subject to approval of the Required Banks, and must, upon the request of the Required Banks, redetermine the Borrowing Base and the Monthly Borrowing Base Reduction at any time, and from time to time, which redetermination shall become effective upon approval by the Required Banks and subsequent written notification from the Agent to the Borrower and which, subject to the other provisions of this Agreement, shall be the basis on which the Borrowing Base shall thereafter be calculated until the effective date of the next redetermination of the Borrowing Base and the Monthly Borrowing Base Reduction, as set forth in this Section. The Agent may request in writing that the Borrower provide a Reserve Report regarding the Proved Reserves attributable to the Borrowing Base Oil and Gas Properties with an effective date not more than ninety (90) days prior to Borrower's delivery of such Reserve Report to Agent, and such Reserve Report shall be delivered to Agent within ninety (90) days after Borrower's receipt of such written request.

          The Borrower shall have the right to request, by written notice to Agent, one unscheduled redetermination of the Borrowing Base and Monthly Borrowing Base Reduction between any two scheduled redeterminations thereof, subject to contemporaneously providing to Agent a Reserve Report with an effective date not more than ninety (90) days prior to the date of such notice.

          If at any time the Required Banks cannot otherwise agree on a redetermination of the Borrowing Base and/or the Monthly Borrowing Base Reduction, respectively, then the Borrowing Base and/or the Monthly Borrowing Base Reduction, as applicable, shall be set on the basis of the Agent's calculation of the "weighted arithmetic average" (as hereinafter calculated) of the Borrowing Base and the Monthly Borrowing Base Reduction, as determined by each individual Bank and communicated to Agent in writing. However, the amount of the Borrowing Base shall never be increased and the amount of the Monthly Borrowing Base Reduction shall never be decreased at any time without the unanimous consent of the Banks, notwithstanding anything else herein to the contrary. For purposes of this paragraph, the "weighted arithmetic average" of the Borrowing Base shall be determined by first multiplying the Borrowing Base proposed in writing to Agent by each Bank by such Bank's Percentage Share, and then adding the results of each such calculation, with the resultant sum being the Borrowing Base. Likewise, the "weighted arithmetic average" of the Monthly Borrowing Base Reduction shall be determined by first multiplying the Monthly Borrowing Base Reduction proposed in writing to Agent by each Bank by such Bank's Percentage Share, and then adding the results of each such calculation, with the resultant sum being the Monthly Borrowing Base Reduction.

          The Borrowing Base shall represent the Required Banks' approval of the Agent's determination, in accordance with its customary lending practices, of the maximum loan amount with respect to the Borrowing Base Oil and Gas Properties and the Borrower acknowledges, for purposes of this Agreement, such determination by the Agent as being the maximum loan amount with respect to the Borrowing Base Oil and Gas Properties. In making any redetermination of the Borrowing Base and the Monthly Borrowing Base Reduction, the Agent and the Banks shall apply the parameters and other credit factors consistently applied then generally being utilized by the Agent and each such Bank, respectively, for Borrowing Base redeterminations for other similarly situated borrowers. The Borrower, Required Banks and the Agent acknowledge that (a) due to the uncertainties of the oil and gas extraction process, the Borrowing Base Oil and Gas Properties are not subject to evaluation with a high degree of accuracy and are subject to potential rapid deterioration in value, and (b) for this reason and the difficulties and expenses involved in liquidating and collecting against the Borrowing Base Oil and Gas Properties, the Agent's determination of the maximum loan amount with respect to the Borrowing Base Oil and Gas Properties contains an equity cushion, which equity cushion is acknowledged by the Borrower as essential for the adequate protection of the Banks.

          2.07 Mandatory Prepayment Due to a Loan Excess. In the event that a Loan Excess exists, the Borrower shall: (a) immediately, in the case of a Loan Excess resulting from a Monthly Borrowing Base Reduction, or (b) within sixty
(60) days after receipt of written notice from Agent of the redetermined Borrowing Base, in the case of a Loan Excess resulting from a Borrowing Base determination, (i) prepay the principal of the Note in an aggregate amount at least equal to such Loan Excess or (ii) add to the Borrowing Base Oil and Gas Properties additional Oil and Gas Properties of the Borrower sufficient in value, as determined pursuant to Section 2.06, to increase the Borrowing Base to equal the unpaid principal amount of the Notes.

          2.08 Other Mandatory Prepayments.

          (A) On each date on which the Borrower sells any of its Oil and Gas Properties (including, without limitation, any of those included within the Anticipated Property Sale), the Borrowing Base will be automatically reduced to the loan value (determined in accordance with the procedures for determining the Borrowing Base) of the remaining Borrowing Base Oil and Gas Properties, and the Borrower shall be required to make the prepayment, if any, required pursuant to Section 2.07.

          (B) On the date that the Borrower receives the net proceeds from any Anticipated Property Sale, the Tranche B Commitment will be automatically and permanently reduced by, and the Borrower shall immediately prepay the outstanding Tranche B Loans by, an amount equal to the excess, if any, of
     (i) the aggregate amount of such net proceeds, over (ii) the amount of the prepayment of Tranche A loans required pursuant to Section 2.08(A).

          (C) On each date on which the Borrower completes the Debt Placement or issues any capital securities, the Tranche B Commitment will be automatically and permanently reduced by, and the Borrower shall immediately prepay the outstanding Tranche B Loans by, an amount equal to the net proceeds of such Debt Placement or issuance.

          (D) Except to the extent otherwise provided in Section 2.07(a), if on any date the Outstanding Credit Exposure under Tranche A exceeds the amount of the then effective Tranche A Commitment, the Borrower shall be required to immediately prepay the Tranche A Loans by the amount of such excess.

          (E) Except to the extent otherwise provided in Section 2.07(a), if on any date the sum of the aggregate principal amount of the Loans outstanding under Tranche B exceeds the amount of the then effective Tranche B Commitment, the Borrower shall be required to immediately prepay the Tranche B Loans by the amount of such excess.

          2.09 Prepayment and Conversion. Upon the Required Number of days written notice to the Agent, the Borrower may, without the payment of penalty or premium, prepay the principal of the Loans or voluntarily convert the applicable Floating Rate of any Loan prior to the termination of the applicable Interest Period in whole or in part, from time to time. Any partial payment or conversion of ABR Loans shall be made in the sum of not less than $1,000,000, and any partial payment or conversion of LIBOR Loans shall be made in the sum of not less than $1,000,000 or any $1,000,000 increment in addition thereto. With respect to any such prepayment or conversion of any LIBOR Loan the Borrower agrees to pay to the Banks upon the request of the Agent such amount or amounts as will compensate the Banks for Breakage Costs, excluding, however, any such Breakage Costs resulting from a payment or prepayment made more than sixty (60) days prior to the Agent's request for payment of Breakage Costs. The payment of any such Breakage Costs to the Banks shall be made within thirty (30) days of a request therefor from Agent. If LIBOR cannot be determined on the date of such prepayment, the Agent shall calculate LIBOR by interpolating LIBOR in effect immediately prior to the prepayment and LIBOR in effect immediately after the prepayment.

          2.10 Increased Cost of Loans.

          (A) Notwithstanding any other provisions herein, if as a result of any regulatory change after the date hereof

               (1) the basis of taxation of payments to any Bank of the principal of, or interest on, any LIBOR Loan or any other amounts due under this Agreement in respect of any such LIBOR Loan (except for taxes imposed on the overall net income or receipts of such Bank, and franchise or other taxes imposed generally on such Bank), by the jurisdiction (or any political subdivision therein) in which the Bank has its principal office (if such other taxes do not specifically affect the cost to the Bank of making the Loans) is changed;

               (2) any reserve, special deposit, or similar requirement (including without limitation any reserve requirement under regulations of the Board of Governors of the Federal Reserve System) against assets of, deposits with, or for the account of, or credit extended by such Bank, is imposed, increased, modified, or deemed applicable; or

               (3) any other condition affecting this Agreement or any LIBOR Loan is imposed on such Bank or (in the case of LIBOR Loans) the LIBOR Market;

          and the result of any of the foregoing is to increase the actual direct cost to such Bank of making or maintaining any such LIBOR Loan (and such increase shall not have been compensated by a corresponding increase in the interest rate applicable to the respective Loans) by an amount deemed by such Bank to be material (such increases in cost and reductions in amounts receivable being herein called "Increased Costs"), then the Borrower shall pay such Bank, within thirty (30) days after its written demand, such additional amount or amounts as will compensate such Bank for those Increased Costs. No Bank will demand to be compensated by Borrower for such Increased Costs unless such Bank generally makes such demands to its other LIBOR Loan customers who are similarly situated. A certificate of such Bank setting forth the basis for the determination of such amount necessary to compensate such Bank as aforesaid (including a representation by such Bank that it is generally making demands as required by the preceding sentence), accompanied by documentation showing reasonable support for such increased costs or reduced sums received by such Bank, shall be delivered to the Borrower and shall be conclusive, save for manifest error, as to such determination and such amount. The affected Bank shall notify the Borrower, as promptly as practicable after such Bank obtains knowledge of any Increased Costs or other sums payable pursuant to this Section
          2.10 and determines to request compensation therefor, or any event occurring after the Closing which will entitle such Bank to compensation pursuant to this Section; provided that, notwithstanding anything herein to the contrary, the Borrower shall not be obligated for the payment of any Increased Costs or other sums payable pursuant to this Section 2.10 to the extent such Increased Costs or other sums accrued more than 90 days prior to the date upon which the Borrower was given such notice. If the Borrower is required to indemnify or pay additional amounts pursuant to this Section 2.10, then the Bank will take such action as in the reasonable judgment of the Bank (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise commercially unreasonable. The Bank shall use its reasonable efforts to obtain in a timely fashion any refund, deduction or credit of any taxes paid or reimbursed by the Borrower pursuant to this Section 2.10. If the Bank receives a benefit in the nature of a refund, deduction or credit (including a refund in the form of a deduction from or credit against taxes that are otherwise payable by the Bank) of any taxes with respect to which the Borrower has made a payment under Section 2.10, the Bank agrees to reimburse the Borrower to the extent of the benefit of such refund, deduction or credit promptly after the Bank reasonably determines that such refund deduction or credit has become final; provided, however, that nothing contained in this paragraph shall require the Bank to make available its tax returns (or any other information relating to its taxes which it deems to be confidential) or to attempt to obtain any such refund, deduction or credit, which attempt would be inconsistent with any reporting position otherwise taken by the Bank on its tax returns.

          (B) Notwithstanding the foregoing provisions of this Section 2.10, in the event that by reason of any regulatory change any Bank either (i) incurs Increased Costs based on, or measured by, the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Bank so elects by written notice to the Borrower, the obligation of such Bank to make or convert Loans of any other type into LIBOR Loans hereunder shall be suspended until the earlier of the date such regulatory change ceases to be in effect or the date the Borrower and such Bank agree upon an alternative method of determining the interest rate payable by the Borrower on LIBOR Loans, and all LIBOR Loans of such Bank then outstanding shall be converted into an ABR Loan (if not otherwise prohibited under the terms of this Agreement) at such Bank's option.

          2.11 Change of Law. Notwithstanding any other provision herein, in the event that any change in any applicable law or in the interpretation or administration thereof shall make it unlawful for the Banks to (i) honor any commitment it may have hereunder to make any LIBOR Loan, then such commitment shall terminate, or (ii) maintain any LIBOR Loan, then all LIBOR Loans of the Banks then outstanding shall be repaid and converted to ABR Loans (unless the Banks' obligations to fund Loans hereunder has been suspended by any other provisions of this Agreement) at the Borrower's option in accordance with the election procedures set forth in Section 2.04(B); provided, however, that prior to the effective date of such election, interest shall be calculated at the ABR. Any remaining commitment of the Banks hereunder to make LIBOR Loans (but not other Loans) shall be suspended so long as they are prohibited by any applicable law. Upon the occurrence of any such change, the Agent shall promptly notify the Borrower thereof, and shall furnish to the Borrower in writing evidence thereof certified by the Agent.

          Any repayment or conversion of any LIBOR Loan which is required under this Section 2.11 or under 2.04(B) shall be effected by payment thereof, together with accrued interest thereon, on demand, and concurrently there shall occur the borrowing of the corresponding ABR Loan as provided herein.

          If any repayment to the Banks of any LIBOR Loan (including conversions thereof) is made under this Section 2.11 on a day other than a day otherwise scheduled for a payment of principal of or interest on such Loan, the Borrower shall pay to the Banks upon its request of the Agent such amount or amounts as will compensate the Banks for Breakage Costs, excluding, however, any such Breakage Costs resulting from a prepayment or conversion made more than sixty
(60) days prior to the Agent's request for payment of Breakage Costs. The payment of any such Breakage Costs to the Banks shall be made within thirty (30) days of a request therefor from Agent.

          2.12 Mitigation: Mandatory Assignment. Each Bank shall use reasonable efforts to avoid or mitigate any increased cost or suspension of the availability of an interest rate under Sections 2.09 through 2.10 above, to the greatest extent practicable (including transferring the Loans to another lending office or Affiliate of a Bank) unless, in the opinion of such Bank, such efforts would be likely to have an adverse effect upon it. In the event a Bank makes a request to the Borrower for additional payments in accordance with Sections 2.09 or 2.10, then, provided that no Event of Default or Unmatured Event of Default has occurred and is continuing at such time, the Borrower may, at its own expense and in its sole discretion, require such Bank to transfer and assign in whole (but not in part), without recourse, all of its interests, rights and obligations under this Agreement to an assignee which shall assume such assigned obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (a) such assignment shall not conflict with any law, rule or regulation or order of any court or other governmental authority and (b) the Borrower or such assignee shall have paid to the Agent for the account of the assigning Bank in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Loans hereunder held by such assigning Bank and all other amounts owed to such assigning Bank hereunder, including amounts owed pursuant to Sections 2.09 and 2.10 hereof.

          2.13 Pro Rata Treatment and Payments. Each Borrowing by Borrower from the Banks hereunder, each payment by Borrower on account of any fee hereunder and any reduction of the Commitments of the Banks shall be made pro rata according to the respective Percentage Shares of the Banks. Each payment (including each prepayment) by Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Banks. The Agent shall distribute such payments to the Banks promptly upon receipt in like funds as received.

          2.14 Sharing of Payments and Setoffs. Each Bank agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against Borrower (pursuant to Section 9.01 or otherwise), including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Bank under any applicable bankruptcy, insolvency or other similar law or otherwise, or by similar means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans (other than pursuant to Section 2.10) as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Bank, it shall simultaneously purchase from such other Banks at face value a participation in the Loans of such other Banks, so that the aggregate unpaid principal amount of Loans and participations in Loans held by each Bank shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker's lien, setoff, counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker's lien, setoff, counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.14 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest.

          2.15 Advances to Satisfy Obligations of the Borrower. The Agent or any Bank may, but shall not be obligated to, make advances hereunder for the benefit of the Banks and apply same to the satisfaction of any condition, warranty, representation or covenant of the Borrower contained in this Agreement, and the funds so advanced and applied shall be part of the Loan proceeds advanced under this Agreement and evidenced by the Notes.

          2.16 Assignment of Production. Certain of the Security Instruments covering the Borrowing Base Oil and Gas Properties contain an assignment unto and in favor of Agent for the benefit of the Banks of all oil, gas and other minerals produced and to be produced from or attributable to the Borrowing Base Oil and Gas Properties together with all of the revenues and proceeds attributable to such production, and such Security Instruments further provide that all such revenues and proceeds which may be so collected by Agent for the benefit of the Banks pursuant to the assignment shall be applied to the payment of the Notes and the satisfaction of all other Indebtedness to be secured by such Security Instruments. The Borrower hereby appoints the Agent as its agent and attorney-in-fact until this Agreement has been terminated in accordance with Section 9.19 hereof for purposes of completing the Transfer Order Letters delivered to the Agent pursuant to Section 3.01 hereof, which power is coupled with an interest and is not revocable.

          2.17 Commitment Fee. As consideration for the commitment of the Banks to make Credit Extensions to the Borrower through the Facility Termination Date pursuant to this Agreement, the Borrower agrees to pay to the Agent for the account of the Banks within five (5) Business Days of receipt of the Agent's statement as to quarterly periods ending March 31, June 30, September 30 and December 31 of each year (except the first period shall be for a period of time from the Closing to June 30, 2000) during the period commencing on the date of this Agreement to and including the Facility Termination Date and at the Facility Termination Date, a commitment fee equal to the percentage per annum specified in the Pricing Grid based on the Utilization Percentage (computed on the basis of a year of 360 days) multiplied by an amount equal to the daily average excess, if any, of the Aggregate Commitment Amount over the Outstanding Credit Exposure, throughout the period from the date of this Agreement or previous calculation date provided above, whichever is later, to the relevant calculation date or the Facility Termination Date, as the case may be.

          2.18 Addition/Deletion of Borrowing Base Oil & Gas Properties. The Borrower may, from time to time upon written notice to the Agent, propose to add Oil and Gas Properties of the Borrower to the Borrowing Base Oil and Gas Properties. Any such proposal to add Oil and Gas Properties of the Borrower to the Borrowing Base Oil and Gas Properties shall be accompanied by a Reserve Report applicable to such properties that conforms to the requirements of
Section 2.06, and evidence sufficient to establish that the Borrower has Marketable Title to such Oil and Gas Properties, and any such addition shall become effective at such time as: (a) the Agent, with the approval of the Banks, has made a determination of the amount by which the Borrowing Base would be increased as the result of such addition and (b) the conditions set forth in
Article III hereof, to the extent they are applicable to such additional Oil and Gas Properties of the Borrower, have been satisfied. In determining the increase in the Borrowing Base pursuant to this Section, the Agent and the Banks shall apply the parameters and other credit factors consistently applied then generally being utilized by the Agent and each such Bank, respectively, for Borrowing Base determinations for other similarly situated borrowers

          2.19 Adjustment to Aggregate Commitment Amount. At any time that Borrower proposes to increase the Borrowing Base by adding additional Oil and Gas Properties to the Borrowing Base Oil and Gas Properties pursuant to Section 2.18, Borrower may also request that Banks increase the amount of the Aggregate Commitment Amount. At any time that Borrower makes such a request it shall promptly provide Agent with such financial information as Agent may request to assist the Agent in evaluating such request. Following the receipt of such information from Borrower, the Agent shall, with the unanimous approval of the Banks and in the normal course of its business, make a redetermination of the Aggregate Commitment Amount, which shall become effective upon written notification from the Agent to Borrower of the new Aggregate Commitment Amount. The Borrower may upon written notice to Agent, not sooner than one hundred eighty (180) days subsequent to the last such action by Borrower, amend the definition of the Aggregate Commitment Amount by reducing the amount set forth in such definition. Upon such reduction, the Banks shall not be obligated to make Credit

Extensions in excess of such reduced Aggregate Commitment Amount. If and when the Banks increase the Aggregate Commitment Amount at Borrower's request, the commitment fee, as determined pursuant to Section 2.17 of this Agreement, shall be calculated using such increased amount for all of the calculation period in which such Aggregate Commitment Amount was increased.

          2.20 Facility LCs.

          (A) Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit (each, a "Facility LC") and to renew, extend, increase, decrease or otherwise modify each Facility LC ("Modify," and each such action a "Modification"), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $5,000,000.00 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment Amount. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance.

          (B) Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.20, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Percentage Share.

          (C) Notice. Subject to Section 2.20(A), the Borrower shall give the LC Issuer notice prior to 10:00 a.m. (Houston, Texas time) at least five Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Bank, of the contents thereof and of the amount of such Bank's participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article III (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a "Facility LC Application"). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

          (D) LC Fees. The Borrower shall pay to the Agent, for the account of the Banks ratably in accordance with their respective Percentage Shares, with respect to each Facility LC, a letter of credit fee at a rate equal to the then otherwise applicable LIBOR Margin per annum on the average daily undrawn stated amount under such Facility LC, such fee to be payable in arrears on or before the first Business Day of each calendar month (each such fee described in this sentence an "LC Fee"). The Borrower shall also pay to the LC Issuer for its own account (x) at the time of issuance of each Facility LC, a fronting fee calculated at the rate of fifteen (15) basis points per annum, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer's standard schedule for such charges as in effect from time to time.

          (E) Administration; Reimbursement by Banks. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Agent and the Agent shall promptly notify the Borrower and each other Bank as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the "LC Payment Date"). The responsibility of the LC Issuer to the Borrower and each Bank shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Bank shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for
     (i) such Bank's Percentage Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.20(F) below, plus (ii) interest on the foregoing amount to be reimbursed by such Bank, for each day from the date of the LC Issuer's demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Houston, Texas time) on such date, from the next succeeding Business Day) to the date on which such Bank pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the Floating Rate based on ABR.

          (F) Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Bank shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Bank to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer's failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to ABR Loans for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to ABR Loans for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Bank ratably in accordance with its Percentage Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Bank has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.20(E). Subject to the terms and conditions of this Agreement (including without limitation the submission of a Request for Advance in compliance with Section 2.02 and the satisfaction of the applicable conditions precedent set forth in Article
     III), the Borrower may request a Loan hereunder for the purpose of satisfying any Reimbursement Obligation.

          (G) Obligations Absolute. The Borrower's obligations under this
     Section 2.20 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Bank or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuer and the Banks that the LC Issuer and the Banks shall not be responsible for, and the Borrower's Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by the LC Issuer or any Bank under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Bank under any liability to the Borrower. Nothing in this Section 2.20(G) is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.20(F).

          (H) Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.20, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and any future holders of a participation in any Facility LC.

          (I) Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Bank, the LC Issuer and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Bank, the LC Issuer or the Agent may incur (or which may be claimed against such Bank, the LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Bank to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Bank) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term "Beneficiary" included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Bank, the LC Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.20(I) is intended to limit the obligations of the Borrower under any other provision of this Agreement.

          (J) Banks' Indemnification. Each Bank shall, ratably in accordance with its Percentage Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct or the LC Issuer's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.20 or any action taken or omitted by such indemnitees hereunder.

          (K) Rights as a Bank. In its capacity as a Bank, the LC Issuer shall have the same rights and obligations as any other Bank.

                                  ARTICLE III.

                                   CONDITIONS


          The obligation of the Banks to make the Credit Extensions is subject to the following conditions precedent:

          3.01 General Conditions to Initial Disbursements. At the time of the initial Credit Extensions (the "Closing"):

          (A) The legal structure, organization and ownership of Borrower shall be satisfactory to the Agent, the Banks and their respective counsel;

          (B) With respect to any Acquisition Agreement for which the Banks are funding Loans, the proceeds of which will be used by Borrower to pay any part of the purchase price required by such Acquisition Agreement, the material terms and conditions of such Acquisition Agreement shall be acceptable to the Agent and the Arranger, the representations and warranties therein shall be accurate in all material respects as of the date of the closing thereof, the conditions therein shall have been satisfied (or waived with the consent of the Agent, which consent shall not be unreasonably withheld), and the transaction contemplated by such Acquisition Agreement shall have unconditionally closed prior to or contemporaneously with such funding by the Banks;

          (C) The Agent shall have received prior to closing a satisfactory third party engineering report dated effective as of January 1, 2000 on the Oil and Gas Properties owned and to be acquired by the Borrower pursuant to the Acquisition Agreements (the "Initial Report"); such Initial Report shall be in form and substance reasonably satisfactory to the Agent and the Arranger and shall be issued by Netherland Sewell & Associates, Ryder Scott Company, La Roche Petroleum Consultants, or another independent petroleum engineering firm reasonably acceptable to the Agent and the Arranger, and it shall not differ in any material respect from the engineering information previously provided by Borrower to Agent;

          (D) That certain Development Note executed by the Borrower and made payable to EIF dated as of April 15, 1998, as amended, shall have a current outstanding principal balance of not more than $10,000,000, and its maturity date must have been extended to a date not earlier than July 1, 2001;

          (E) The Agent shall have received all environmental reports available to the Borrower with respect to the Borrowing Base Oil and Gas Properties and the Oil and Gas Properties to be acquired pursuant to the Acquisition Agreements, and shall be reasonably satisfied with the contents thereof and the Borrower's plans with respect thereto;

          (F) Marketable Title to the EIF Override shall have been conveyed to Borrower; and

                  (G) The notes, liens and security interests held by Bank One under the Prior Loan Agreement shall have been assigned and transferred to Bank One, as Agent under this Agreement, for the benefit of the Banks and LC Issuer.

                  3.02 General Conditions to all Disbursements. At the time of the Closing and at each subsequent Credit Extension:

                  (A) No Event of Default shall have occurred and be continuing, and no Unmatured Event of Default shall have occurred;

                  (B) The representations and warranties contained in Article IV of this Agreement shall be true and correct in all material respects as though such representations and warranties had been made on such date, except such as are expressly limited to a prior date, which shall have been true and correct in all material respects as of such prior date;

                  (C) The Agent and the Banks shall have been, and shall continue to be, satisfied, in their good faith discretion, that the Borrower holds Marketable Title to the Borrowing Base Oil and Gas Properties, and that such ownership includes record title to an undivided net revenue interest in the production from each such Borrowing Base Oil and Gas Property that is not less than, as well as an undivided working interest in each Borrowing Base Oil and Gas Property that is not greater than (unless there is a corresponding increase in the net revenue interest attributed to such party therein), the net revenue interest therein and the working interest therein, respectively, attributed to the Borrower on Exhibit "A," subject to the limitations and qualifications on such exhibit (or attributed to Borrower in any Security Instrument applicable to any Oil and Gas Property that is added to the Borrowing Base Oil and Gas Properties in connection with any subsequent funding after the Closing);

                  (D) No Material Adverse Change shall have occurred since the date of the latest audited Financial Statements provided to the Agent;

                  (E) All of the Security Instruments previously delivered with respect to the Borrowing Base Oil and Gas Properties shall have remained in full force and effect; and

                  (F) All legal matters incidental thereto shall be reasonably satisfactory to each Bank's designated legal counsel.

                  3.03 Deliveries at the Closing. The Borrower shall have duly delivered or caused to be delivered to the Agent, prior to or contemporaneously with the Closing, the following:

                  (A) The Initial Note;

                  (B) Each of the Security Instruments covering any Borrowing Base Oil and Gas Properties not already covering by valid and continuing Security Instruments in favor of Agent;

                  (C) Transfer Order Letters applicable to the production of oil and gas from the Borrowing Base Oil and Gas Properties;

                  (D) The results of a Uniform Commercial Code search showing all financing statements and other documents or instruments on file against the Borrower in the Offices of the Secretaries of State of the State of Texas, the State of Delaware, the State of Louisiana and each State in which any of the Borrowing Base Oil and Gas Properties are located or deemed to be located, and the counties and/or parishes in which the Borrower maintains its principal place of business and in which any of the Borrowing Base Oil and Gas Properties are located, such search to be as of a date no more than ten (10) days prior to the date of Closing.

                  (E) A certified (as of the date of the Closing) copy of resolutions of the Borrower's Board of Directors authorizing the execution, delivery, and performance of this Agreement, the Notes, and each other document to be delivered pursuant hereto;

                  (F) A certificate (dated the date of the Closing) of the Borrower's corporate secretary as to the incumbency and signatures of the officers of the Borrower signing this Agreement, the Notes, and each other document to be delivered pursuant hereto;

                  (G) A copy, certified as of the most recent date practicable by the Secretary of State of the state in which Borrower is incorporated, of the Borrower's certificate of incorporation, together with a certificate (dated the date of the Closing) of the Borrower's corporate secretary to the effect that such certificate of incorporation has not been amended since the date of the aforesaid certification;

                  (H) Certificates, as of the most recent dates practicable, of the aforesaid Secretaries of State, the Secretary of State of each state in which the Borrower is qualified as a foreign corporation, and the department of revenue or taxation of each of the foregoing states, as to the good standing of the Borrower;

                  (I) A Compliance Certificate, dated the date of the Closing;

                  (J) The Amendment to Subordination Agreement;

                  (K) Payment of the Agent's attorneys' fees upon receipt of a reasonably detailed invoice pursuant to Section 5.12 hereof; and

                  (L) A legal opinion or opinions of outside counsel to the Borrower, addressed to Agent, the Banks, the Arranger and the LC Issuer, in form and substance reasonably satisfactory to the Agent, covering, among other matters reasonably requested by Agent or its counsel, the matters addressed in Sections 4.01, 4.02, 4.03, 4.14, 4.17, 4.20 and 4.21 hereof, and also regarding the enforceability of the Acquisition Agreements and their compliance with all Applicable Law.

                  3.04 Documents Required for Subsequent Disbursements. As of the time of funding any additional advances to Borrower that have been approved by the Banks pursuant to Section 2.01 and are made in conjunction with the addition of Oil and Gas Properties owned by the Borrower to the Borrowing Base Oil and Gas Properties, the Borrower shall have duly delivered to the Agent: (i) the Security Instruments that are necessary or appropriate, in the reasonable opinion of the Agent, relating to such additional Oil and Properties, and (ii) Transfer Order Letters applicable to the production of oil and gas from the such additional Borrowing Base Oil and Gas Properties.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES

                  To induce the Agent and the Banks to enter into this Agreement and to make the Credit Extensions hereunder, Borrower represents and warrants to the Agent and the Banks that:

                  4.01 Existence. The Borrower is a corporation, duly organized, legally existing, and in good standing under the Laws of the State of Delaware; each Subsidiary is a corporation or limited liability company duly organized, validly existing, and in good standing under the Laws of its state of incorporation or organization; the Borrower and its Subsidiaries have the lawful power to own their properties and to engage in the businesses they conduct, and each is duly qualified and in good standing as a foreign corporation or limited liability company in the jurisdictions wherein the nature of the business transacted by it or property owned by it makes such qualification necessary; the states in which the Borrower and each Subsidiary are incorporated or organized and qualified to do business are set forth in Schedule 4.01; the addresses of all places of business of the Borrower and its Subsidiaries are as set forth in
Schedule 4.01; neither the Borrower nor any Subsidiary has changed its name, been the surviving company in a merger, acquired any business, or changed its principal executive office within five (5) years and one (1) month prior to the date hereof, except as disclosed on Schedule 4.01; the Borrower has no Subsidiaries other than the Subsidiaries named in Schedule 4.01; and all of the authorized, issued and outstanding shares of capital stock or membership interests of each Subsidiary is owned by the Borrower. Borrower is qualified under applicable Minerals Management Service regulations to act as the operator of the Leases where required.

                  4.02 Due Authorization. Upon execution of the Loan Documents and the Subordination Agreement, the execution and delivery by the Borrower of this Agreement and the borrowings hereunder; the execution and delivery by the Borrower of the Notes, the Security Instruments, and the Transfer Order Letters; and the repayment by the Borrower of the Indebtedness evidenced by the Notes and interest and fees provided in the Notes and this Agreement are (a) within the corporate power of the Borrower; (b) have been duly authorized by all necessary corporate action, and (c) do not and will not (i) require the consent of any regulatory authority or governmental body, (ii) contravene or conflict with any provision of Law or of the articles of incorporation or bylaws of the Borrower,
(iii) contravene or conflict with any indenture, instrument or other agreement to which the Borrower is a party or by which its property may be presently bound or encumbered, or (iv) result in or require the creation or imposition of any mortgage, lien, pledge, security interest, charge or other encumbrance in, upon or of any of the properties or assets of the Borrower under any such indenture, instrument or other agreement, other than under any of the Security Instruments.

                  4.03 Valid and Binding Obligations. This Agreement, the Notes, and the Security Instruments when duly executed and delivered, will be legal, valid and binding obligations of and enforceable against the Borrower, in accordance with their respective terms (subject to any applicable bankruptcy, insolvency or other Laws of general application affecting creditors' rights, general equitable principles, whether considered in a proceeding in equity or at law, and judicial decisions interpreting any of the foregoing).

                  4.04 Scope and Accuracy of Financial Statements. All Financial Statements submitted and to be submitted to the Agent hereunder are and will be complete and correct in all material respects, are and will be prepared in accordance with GAAP consistently applied, and do and will fairly reflect the financial condition and the results of the operations of the Borrower in all material respects as of the dates and for the period stated therein (subject only to normal year-end audit adjustments with respect to such unaudited interim statements of the Borrower), and no Material Adverse Change has occurred since the effective date of the latest audited Financial Statements of Borrower delivered to Agent.

                  4.05 Title to Borrowing Base Oil and Gas Properties. The Borrower has Marketable Title to the working and net revenue interests in the Borrowing Base Oil and Gas Properties as set forth on Exhibit "A", free and clear of all mortgages, liens and encumbrances, except for Permitted Encumbrances and any other exceptions, limitations or qualifications expressly disclosed on Exhibit "A."

                  4.06 Oil and Gas Leases. The Leases which constitute any part of the Borrowing Base Oil and Gas Properties are in full force and effect as to those portions within the Borrowing Base Oil and Gas Properties, are valid, subsisting leases as to those portions within the Borrowing Base Oil and Gas Properties to which they pertain and all rentals, royalties and other amounts due and payable in accordance with the terms of the Leases as to those portions within the Borrowing Base Oil and Gas Properties, overriding royalties, net profits or other production burdens have been duly paid or provided for; the obligations to be performed under the Leases as to those portions within the Borrowing Base Oil and Gas Properties have been duly performed; and the Borrower is not aware of any default by any third party under any of the Leases with respect to such third party's obligations.

                  4.07 Interest in the Borrowing Base Oil and Gas Properties. Except as otherwise set forth on Exhibit "A" hereto, with respect to each of the Borrowing Base Oil and Gas Properties, the ownership of the Borrower in such property will, with respect to the wells, units and/or tracts of land described in Exhibit "A" hereto in connection with such property, (i) entitle the Borrower to receive (subject to the terms and provisions of this Agreement) a decimal share of the oil and gas produced from, or allocated to, such wells, units and/or tracts equal to not less than the decimal share set forth in Exhibit "A" in connection with such wells, units and/or tracts, and (ii) cause the Borrower to be obligated to bear a decimal share of the cost of exploration, development and operation of such wells, units and/or tracts of land not greater than the decimal share set forth in Exhibit "A" in connection with such wells, units and/or tracts, unless any increase in the Borrower's share of costs is accompanied by a pro-rata increase in the Borrower's share of revenue. Except as set forth in the instrument and agreements, if any, more particularly described in Exhibit "A" hereto, all such shares of production which the Borrower is entitled to receive, and shares of expenses which the Borrower is obligated to bear, are not subject to change, except for changes attributable to future elections by the Borrower not to participate in operations proposed pursuant to customary forms of applicable joint operating agreements, and except for changes attributable to changes in participating areas under any federal units wherein participating areas may be formed, enlarged or contracted in accordance with the rules and regulations of the applicable governmental authority.

                  4.08 Oil and Gas Contracts. Except as set forth on Schedule
4.08 attached hereto, the Borrower is not obligated, by virtue of any prepayment under any contract providing for the sale by the Borrower of Hydrocarbons which contains a "take-or-pay" clause or under any similar prepayment agreement or arrangement, including, without limitation, "gas balancing agreements", to deliver a material amount of Hydrocarbons produced from the Borrowing Base Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor (i.e., in the case of oil, not in excess of sixty (60) days, and in the case of gas, not in excess of ninety (90) days). Except as set forth on Schedule 4.08 attached hereto, the Borrowing Base Oil and Gas Properties are not subject to any contractual, or other arrangement for the sale of crude oil which cannot be canceled on ninety (90) days' (or less) notice, unless the price provided for therein is equal to or greater than the prevailing market price in the vicinity. The Borrowing Base Oil and Gas Properties are not subject to any gas sales contract that contains any material terms which are not customary in the industry within the region in which the Borrowing Base Oil and Gas Properties affected thereby are located. The Borrowing Base Oil and Gas Properties are not subject to any regulatory refund obligation and no facts exist which might cause the same to be imposed.

                  4.09 Producing Wells. All producing wells located on the Borrowing Base Oil and Gas Properties have been, during all times that such were under the direction or control of the Borrower and, to the knowledge of the Borrower, at all other times, drilled, operated and produced in conformity with all applicable Laws, rules, regulations and orders of all regulatory authorities having jurisdiction, are subject to no penalties on account of past production, and are bottomed under and are producing from, and the well bores are wholly within, the Borrowing Base Oil and Gas Properties, or on Oil and Gas Properties which have been pooled, unitized or communitized with the Borrowing Base Oil and Gas Properties.

                  4.10 Purchasers of Production. The persons who are purchasing the Borrower's interests in oil and gas produced from the Borrowing Base Oil and Gas Properties as of the calendar month during which the initial Loans are made hereunder are identified on Schedule 4.10 attached hereto.

                  4.11 Authorizations and Consents. No authorization, consent, approval, exemption, franchise, permit or license of, or filing with, any governmental or public authority or any third party is required to authorize, or is otherwise required in connection with the valid execution and delivery by the Borrower of this Agreement, the Notes, and the Security Instruments, or any other instrument contemplated hereby, the repayment by the Borrower of advances against the Notes and interest and fees provided in the Notes and this Agreement, or the performance by the Borrower of its obligations under any of the foregoing.

                  4.12 Environmental Laws. Except to the extent that the failure to do so would not have and would not be expected to have a Material Adverse Effect, the Borrower (a) is and has in the past been in compliance with all Environmental Laws and all permits, requests and notifications relating to health, safety or the environment applicable to the Borrower or any of its properties, assets, operations and businesses; (b) has obtained and adhered to and currently possesses all necessary permits and other approvals, including interim status under the Federal Resource Conservation and Recovery Act, necessary to store, dispose of and otherwise handle Hazardous Substances and to operate its properties, assets and businesses; (c) has reported, to the extent required by all federal, state and local statutes, Laws, ordinances, regulations, rules, permits, judgments, orders and decrees, all past and present sites owned and/or operated by the Borrower where any Hazardous Substance has been released, treated, stored or disposed of and (d) has not used, stored, or Released any Hazardous Substance in excess of amounts allowed by Environmental Law. There is (x) no location on any property currently or previously owned or operated by the Borrower where Hazardous Substances are known to have entered or are likely to enter into the soil or groundwater or such property, other than immaterial releases of oil or natural gas in the ordinary course of business none of which releases (i) either individually, or in the aggregate, has had or may be expected to have a Material Adverse Effect or (ii) has violated or may be expected to violate any Environmental Laws, except for any such violation that has not had and would not be expected to have a Material Adverse Effect, and (y) no on-site or off-site location to which the Borrower has released or transported Hazardous Substances or arranged for the transportation or disposal of Hazardous Substances, which is or is likely to be the subject of any federal, state, local or foreign enforcement action or any investigation which could lead to any material claims against any such entity for any clean-up cost, remedial work, damage to natural resources, common law or legal liability, including, but not limited to, claims under Comprehensive Environmental Response, Compensation, and Liability Act. For the purposes of this Section, references to "the Borrower" shall include all predecessors, successors-in-interest of the Borrower; provided, that with respect to the Borrower's properties or assets, the foregoing representations as to predecessors and successors-in-interest are limited to the knowledge of the Borrower.

                  4.13 Compliance with Laws, Rules, Regulations and Orders. Except to the extent that the failure to comply would not materially interfere with the conduct of the business of the Borrower or any Subsidiary, the Borrower and its Subsidiaries have each complied with all applicable Laws with respect to: (1) the conduct of its business; and (2) the use, maintenance, and operation of the Borrowing Base Oil and Gas Properties and personal properties owned or leased by it in the conduct of its business; except as expressly set forth on Exhibit "A" hereto, the Borrower and its Subsidiaries possess all licenses, approvals, registrations, permits and other authorizations necessary to enable it to carry on its business in all material respects as now conducted, and all such licenses, approvals, registrations, permits and other authorizations are in full force and effect; and the Borrower has no reason to believe that the Borrower or any of its Subsidiaries will be unable to obtain the renewal of any such licenses, approvals, registrations, permits and other authorizations.

                  4.14 Liabilities, Litigation and Restrictions. Except as disclosed in the Financial Statements, the Borrower and its Subsidiaries do not have any liabilities, direct or contingent, which may materially and adversely affect it, its business or assets. There is no litigation or other action of any nature pending before any court, governmental instrumentality, regulatory authority or arbitral body or, to the knowledge of the Borrower threatened against or affecting the Borrower or its Subsidiaries which might reasonably be expected to result in any material, adverse change in the Borrower or its Subsidiaries, or the business or assets of either. To the best of the Borrower's knowledge, no unduly burdensome restriction, restraint or hazard exists by contract or Law that would have a Material Adverse Effect.

                  4.15 Existing Indebtedness. All Indebtedness of the Borrower and any Subsidiary consisting of liability to repay borrowed money or to pay money to become due on capital leases as of the Closing is described in Schedule 4.15; and neither the Borrower nor any Subsidiary is in default with respect to any of its existing Indebtedness.

                  4.16 Material Commitments. Except as described in Schedule
4.16 hereto, (a) neither the Borrower nor any Subsidiary has any material leases (other than oil and gas leases), contracts or commitments of any kind (including, without limitation, employment agreements; collective bargaining agreements; powers of attorney; distribution arrangements; patent license agreements; contracts for future purchase or delivery of goods or rendering of services; bonuses, pension and retirement plans; or accrued vacation pay, insurance and welfare agreements); (b) to the best of the Borrower's knowledge, all parties to all such material leases, contracts, and other commitments to which the Borrower or any Subsidiary is a party have complied with the provisions of such leases, contracts, and other commitments; and (c) to the best of the Borrower's knowledge, no party is in default under any thereof and no event has occurred that but for the giving of notice or the passage of time, or both, would constitute a default, except for defaults and events that have not had and would not be expected to have a Material Adverse Effect.

                  4.17 Margin Stock. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock. Neither the Borrower nor any Person acting on its behalf has taken any action that might cause the transactions contemplated by this Agreement or the Notes to violate Regulations T, U, or X or to violate the Securities Exchange Act of 1934, as amended.

                  4.18 Proper Filing of Tax Returns and Payment of Taxes Due. Except as otherwise permitted herein, the Borrower has filed all federal, state, and local tax returns and other reports required by any applicable Laws to have been filed prior to the date hereof, has paid or caused to be paid all taxes, assessments, and other governmental charges that are due and payable prior to the date hereof, and has made adequate provision for the payment of such taxes, assessments, or other charges accruing but not yet payable; the Borrower has no knowledge of any material deficiency or additional assessment in connection with any taxes, assessments, or charges not provided for on its books.

                  4.19 ERISA. The Borrower is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any plan; no notice of intent to terminate a plan has been filed, nor has any plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate a plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multi-Employer Plan; the Borrower and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its plans and the present value of all vested benefits under each plan exceeds the fair market value of all plan assets allocable to such benefits, as determined on the most recent valuation date of the plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Borrower or any ERISA Affiliate to the PBGC or the plan under Title IV of ERISA; and neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

                  4.20 Investment Company Act Compliance. Neither the Borrower nor any Subsidiary is directly or indirectly controlled by, or acting on behalf of, any, Person which is an "Investment Company," within the meaning of the Investment Company Act of 1940, as amended.

                  4.21 Public Utility Holding Company Act Compliance. The Borrower is not a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                  4.22 Insurance. The Borrower maintains insurance with respect to the properties and business of the Borrower providing coverage for such liabilities, casualties, risks and contingencies and in such amounts as is customary in the industry. The insurance coverage reflected on the Certificate of Insurance attached hereto as Schedule 4.22 is in full force and effect, and all premiums due thereon have been paid.

                  4.23 Material Misstatements and Omissions. No representation or warranty by or with respect to the Borrower or any Subsidiary contained herein or in any certificate or other document furnished by the Borrower or any Subsidiary pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

                                   ARTICLE V.

                              AFFIRMATIVE COVENANTS

                  Borrower covenants so long as any Indebtedness of the Borrower to any Bank remains unpaid under this Agreement, or any Obligations of the Borrower to any Bank remain unsatisfied, or any Bank remains obligated to make advances hereunder, to:

                  5.01 Use of Funds. Use funds advanced under the Tranche B Commitment solely for purposes of making the Acquisition or any component thereof, and use funds advanced under the Tranche A Commitment to (A) refinance existing debt owed to Bank One under the Prior Loan Agreement, (B) fund acquisitions of Oil and Gas Properties, (C) fund Borrower's working capital needs, (D) fund a loan in an amount not to exceed [$1,300,000.00] from

Borrower to EPL Pipeline L.L.C. to provide the funds necessary to enable EPL Pipeline L.L.C. to purchase the Pipeline, and (E) fund permitted payments of Subordinated Debt.

                  5.02 Maintenance and Access to Records. Keep adequate records in accordance with good accounting practices, of all of the transactions of the Borrower so that at any time, and from time to time, such records present fairly the financial condition of the Borrower which may be readily determined and, at the Agent's reasonable request, make all financial records and records relating to the Borrowing Base Oil and Gas Properties available for the Agent's inspection and permit the Agent to make and take away copies thereof.

                  5.03 Monthly and Annual Unaudited Financial Statements. Deliver to the Agent, on or before the forty-fifth (45th) day after the end of each calendar month, unaudited Financial Statements of the Borrower, as at the end of such period and from the beginning of such fiscal year to the end of the respective period, as applicable, which Financial Statements shall be certified by the president or chief financial officer of the Borrower, as being true and correct, subject to changes resulting from year-end audit adjustments.

                  5.04 Annual Audited Financial Statements. Deliver to the Agent, on or before the one hundred twentieth (120th) day after the close of each fiscal year of the Borrower a copy of annual audited Financial Statements of the Borrower, together with the report and opinion thereon of KPMG or such other firm of independent certified public accountants acceptable to the Agent at its reasonable discretion.

                  5.05 Compliance Certificate. At the time of delivery of the certified but unaudited Financial Statements pursuant to Section 5.03 above, and the delivery of the annual audited Financial Statements pursuant to Section 5.04 above, deliver to the Agent a Compliance Certificate.

                  5.06 Statement of Material Adverse Change. Deliver to the Agent, promptly upon any officer of the Borrower having knowledge of any Material Adverse Change (or any event or circumstance that would result in any such Material Adverse Change), a statement of the President, Chief Financial Officer, or the Treasurer of the Borrower, setting forth the change in condition or event or circumstance likely to result in any such change and the steps being taken by the Borrower with respect to such change in condition or event or circumstance.

                  5.07 Title Defects. Cure any title defects to the Borrowing Base Oil and Gas Properties material in value, in the reasonable opinion of the Agent, and, in the event any title defects are not cured in a timely manner, pay all related costs and fees incurred by the Agent for the account of the Banks to do so; provided, however, the Borrower may remove any of its Oil and Gas Properties from the determination of the Borrowing Base so long as the Indebtedness evidenced by the Revolving Notes is less than or equal to the Borrowing Base (determined by the Banks in accordance with Section 2.06 exclusive of such Oil and Gas Properties).

                  5.08 Additional Information. Furnish to the Agent all information, if any, filed with the SEC by the Borrower and all information routinely provided by the Borrower to its shareholders, generally. Furnish to the Agent, promptly upon the Agent's reasonable request, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrower, including, without limitation, information concerning title to any of the Borrowing Base Oil and Gas Properties.

                  5.09 Compliance with Laws and Payment of Assessments and Charges. Materially comply with all applicable statutes and government regulations, including, without limitation, ERISA, and pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien other than a Permitted Encumbrance against its property, except any of the foregoing being contested in good faith and as to which accruals satisfactory to the Agent, in its reasonable discretion, have been provided.

                  5.10 Maintenance of Existence and Good Standing. Maintain the Borrower's corporate existence and good standing in the jurisdiction of its organization, and maintain the Borrower's qualification and good standing in all other jurisdictions wherein the property now owned or hereafter acquired or business now or hereafter conducted by Borrower necessitates same, other than those jurisdictions wherein the failure to so qualify will not have a material adverse effect on the Borrower.

                  5.11 Further Assurances. Promptly cure any defects in the execution and delivery of this Agreement, the Notes, the Security Instruments, the Transfer Order Letters, or any other instrument referred to herein or executed in connection with the Notes, and upon the reasonable request of the Agent promptly execute and deliver to the Agent all such other and further instruments as may be reasonably required or desired by the Agent from time to time in compliance with the covenants and agreements made in this Agreement.

                  5.12 Initial Expenses of the Bank. Pay prior to or at Closing all documented reasonable fees and expenses of Porter & Hedges, L.L.P., the special legal counsel for the Agent incurred directly and solely in connection with the preparation of this Agreement, the Notes, the Security Instruments, the Transfer Order Letters, and any other instrument referred to herein or executed directly and solely in connection with the Notes, the satisfaction of the conditions precedent set forth in Article III of this Agreement and the consummation of the transactions contemplated in this Agreement.

                  5.13 Subsequent Expenses of the Agent and the Arranger. Upon request, promptly reimburse the Agent and the Arranger and any Bank for all documented amounts reasonably expended, advanced or incurred by the Agent, the Arranger or any such Bank to collect the Notes or to enforce the rights of the Agent, the Arranger or such Banks under this Agreement, the Notes, the Security Instruments, the Transfer Order Letters, or any other instrument referred to herein or executed in connection with the Notes, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Agent and which amounts will include, but not be limited to, (a) all court costs, (b) reasonable attorneys' fees, (c) fees of auditors and accountants, (d) investigation expenses, (e) internal fees of the Agent's in-house legal counsel, (f) fees and expenses incurred in connection with the Agent's and any such Bank's participation as a member of the creditors committee in a case commenced under Title 11 of the United States Code or other similar Law of the United States, the State of Texas or any other jurisdiction, (g) fees and expenses incurred in connection with lifting the automatic stay prescribed in Sections 362 Title 11 of the United States Code, and (h) fees and expenses incurred in connection with any action pursuant to Sections 1129 Title 11 of the United States

Code, reasonably incurred by the Agent and/or any such Bank in connection with the collection of any sums due under this Agreement, together with interest at the Floating Rate per annum, calculated on a basis of a year of three hundred sixty (360) days on each such amount from the date of notification to the Borrower that the same was expended, advanced or incurred by the Agent and/or any such Bank until, but not including, the date it is repaid to the Agent or such Bank, with the obligations under this Section 5.13, surviving the non-assumption of this Agreement in a case commenced under Title 11 of the United States Code or other similar Law of the United States, the State of Texas or any other jurisdiction and being binding upon the Borrower or a trustee, receiver or liquidator of any such party appointed in any such case.

                  5.14 Maintenance of Tangible Property. Maintain all of its tangible property relating to the Borrowing Base Oil and Gas Properties in good repair and condition and make all necessary replacements thereof and operate such property in a good and workmanlike manner in accordance with standard industry practices, unless the failure to do so would not have a material adverse effect on the Borrower or the value of any Borrowing Base Oil and Gas Property.

                  5.15 Maintenance of Insurance. Continue to maintain, or cause to be maintained, insurance with respect to the properties and business of the Borrower against such liabilities, casualties, risks and contingencies and in such amounts as is customary in the industry and furnish to the Agent annually after the execution of this Agreement certificates evidencing such insurance.

                  5.16 Inspection of Tangible Assets/Right of Audit. Permit any authorized representative of the Agent or any Bank to visit and inspect (at the risk of the Agent, such Bank and/or such representative) any tangible asset of the Borrower, and/or to audit the books and records of the Borrower during normal business hours, at the expense of the Agent or such Bank and during normal business hours following reasonable advance notice.

                  5.17 Payment of Note and Performance of Obligations. Pay the Notes according to the reading, tenor and effect thereof, as modified hereby, and do and perform every act and discharge all of the Obligations provided to be performed and discharged hereunder.

                  5.18 Borrowing Base. Maintain a Borrowing Base such that the amount of the Outstanding Credit Exposure will not, at any time other than during applicable grace periods expressly set forth elsewhere in this Agreement, exceed the Borrowing Base.

                  5.19 Compliance with Environmental Laws. To the extent necessary to avoid a Material Adverse Effect, comply with any and all requirements of Law, including, without limitation, Environmental Laws, (a) applicable to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any Borrowing Base Oil and Gas Properties or any other property of the Borrower, or (b) applicable to the performance or conduct of its operations, including, without limitation, all permits, licenses, registrations, approvals and authorizations, and, in this regard, comply with, and require all employees, crew members, agents, contractors and subcontractors (pursuant to appropriate contractual provisions) and future lessees (pursuant to appropriate lease provisions) of the Borrower while such Persons are acting within the scope of their relationship with the Borrower, to so comply with, all applicable requirements of Law, including, without limitation, applicable Environmental Laws, and other applicable requirements with respect to the property of the Borrower, and the operation thereof necessary or appropriate to enable the Borrower to fulfill its obligations under all applicable requirements of Law, including, without limitation, Environmental Laws, applicable to the use, generation, handling, storage, treatment, transport and disposal of any Hazardous Substances now or hereafter located or present on or under any such property.

                  5.20 Hazardous Substances Indemnification. INDEMNIFY AND HOLD THE AGENT, THE ARRANGER AND THE BANKS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES, CHARGES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS AND ORDERS, JUDGMENTS, REMEDIAL ACTIONS, REQUIREMENTS AND ENFORCEMENT ACTIONS OF ANY KIND, AND ALL COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES AND EXPENSES), ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, OUT OF (a) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES ON, UNDER OR FROM ITS PROPERTY, WHETHER PRIOR TO OR DURING THE TERM HEREOF, OR (b) ANY ACTIVITY CARRIED ON OR UNDERTAKEN ON OR OFF ITS PROPERTY, WHETHER PRIOR TO OR DURING THE TERM HEREOF, AND WHETHER BY THE BORROWER, OR ANY PREDECESSOR IN TITLE OR ANY EMPLOYEES, AGENTS, CONTRACTORS OR SUBCONTRACTORS OF THE BORROWER, OR ANY PREDECESSOR IN TITLE, OR ANY THIRD PERSONS AT ANY TIME OCCUPYING OR PRESENT ON SUCH PROPERTY, IN CONNECTION WITH THE HANDLING, TREATMENT, REMOVAL, STORAGE, DECONTAMINATION, CLEANUP, TRANSPORTATION OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES AT ANY TIME LOCATED OR PRESENT ON OR UNDER SUCH PROPERTY; WITH THE FOREGOING INDEMNITY FURTHER APPLYING TO ANY RESIDUAL CONTAMINATION ON OR UNDER THE PROPERTY OF THE BORROWER, OR ANY PROPERTY OF ANY OTHER PERSON, OR AFFECTING ANY NATURAL RESOURCES, AND TO ANY CONTAMINATION OF ANY PROPERTY OR NATURAL RESOURCES ARISING IN CONNECTION WITH THE GENERATION, USE, HANDLING, STORAGE, TRANSPORTATION OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES, IRRESPECTIVE OF WHETHER ANY OF SUCH ACTIVITIES WERE OR WILL BE UNDERTAKEN IN ACCORDANCE WITH APPLICABLE REQUIREMENTS OF LAW, INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LAWS, AND SURVIVING SATISFACTION OF ALL INDEBTEDNESS OF THE BORROWER TO THE AGENT AND THE BANKS AND THE TERMINATION OF THIS AGREEMENT, UNLESS ALL SUCH INDEBTEDNESS HAS BEEN SATISFIED WHOLLY IN CASH FROM THE BORROWER AND NOT BY WAY OF REALIZATION AGAINST ANY PROPERTY OR THE CONVEYANCE OF ANY PROPERTY OF THE BORROWER IN LIEU THEREOF, PROVIDED THAT THE CLAIMS AND OTHER ACTIONS OF ANY KIND AGAINST THE AGENT, THE ARRANGER OR THE BANKS WHICH GIVE RISE TO SUCH INDEMNITY ARE NOT BARRED BY THE APPLICABLE STATUTE OF LIMITATIONS AT THE TIME SUCH CLAIMS OR ACTIONS ARE INSTITUTED AND SUCH INDEMNITY SHALL NOT EXTEND TO ANY ACT OR OMISSION BY THE AGENT, THE ARRANGER OR THE BANKS WITH RESPECT TO THE RELEVANT PROPERTY SUBSEQUENT TO THE AGENT, THE ARRANGER OR ANY BANK BECOMING THE OWNER OF, TAKING POSSESSION OF TO THE EXCLUSION OF THE BORROWER OR ASSUMING OPERATIONS OF ANY PROPERTY PREVIOUSLY OWNED BY THE BORROWER AND WITH RESPECT TO WHICH PROPERTY SUCH CLAIM, LOSS, DAMAGE, LIABILITY, FINE, PENALTY, CHARGE, PROCEEDING, ORDER, JUDGMENT, ACTION OR REQUIREMENT ARISES SUBSEQUENT TO THE ACQUISITION OF TITLE THERETO, TAKING POSSESSION THEREOF OR ASSUMPTION OF OPERATIONS THEREON BY THE AGENT, THE ARRANGER OR ANY BANK.

                  5.21 Properties Not Operated by the Borrower. With regard to all of the Borrower's covenants in this Article V that relate to Oil and Gas Properties, if any, for which Borrower is not the operator, to the extent that the performance of such covenants can only be carried out through the operator, the Borrower shall exercise reasonable diligence under the terms of the applicable operating agreements to cause the operators to satisfy such covenants, but shall not be directly responsible for doing so.

                  5.22 Transactions with Affiliates. Conduct all transactions with any Affiliate of the Borrower on an arm's-length basis (provided that such transactions are otherwise permitted by the terms of this Agreement).

                  5.23 Leases. Keep and continue all Leases comprising the Borrowing Base Oil and Gas Properties and related contracts and agreements relating thereto in full force and effect in accordance with the terms thereof and not permit the same to lapse or otherwise become impaired for failure to comply with the obligations thereof, whether express or implied; provided, however, that this provision shall not prevent the Borrower from abandoning and releasing any such Leases upon their termination as the result of cessation of production in paying quantities that did not result from the Borrower's failure to maintain such production as a reasonably prudent operator.

                  5.24 Operation of Borrowing Base Oil and Gas Properties. Operate or, to the extent that the right of operation is vested in others, exercise all reasonable efforts to require the operator to operate the Borrowing Base Oil and Gas Properties and all wells drilled thereon and that may hereafter be drilled thereon, continuously and in a good and workmanlike manner in accordance with the best usage of the field and in accordance with all Laws of the State in which the Borrowing Base Oil and Gas Properties are situated and the United States of America, as well as all rules, regulations, and Laws of any governmental agency having jurisdiction to regulate the manner in which the operation of the Borrowing Base Oil and Gas Properties shall be carried on, and comply with all terms and conditions of the Leases it now holds, and any assignment or contract obligating the Borrower in any way with respect to the Borrowing Base Oil and Gas Properties; but nothing herein shall be construed to empower the Borrower to bind the Agent or any Bank to any contract obligation, or render the Agent or any Bank in any way responsible or liable for bills or obligations incurred by the Borrower.

                  5.25 Assignments. Upon request of the Bank, execute and deliver written notices of assignments to any persons, corporations or other entities owing or which may in the future owe to the Borrower monies or accounts arising in connection with any of the following matters: (a) any oil, gas or mineral production from the Borrowing Base Oil and Gas Properties; (b) any gas contracts, processing contracts or other contracts relating to the Borrowing Base Oil and Gas Properties; or (c) the operation of or production from any part of the Borrowing Base Oil and Gas Properties.

                  5.26 Change of Purchasers of Production. On or before each anniversary of the Closing, and at any other time that the Agent may so request in writing, the Borrower shall notify the Agent in writing of the identity and address of each then-current purchaser of production from the Borrowing Base Oil and Gas Properties and, if requested by the Agent, shall provide the Agent with Transfer Order Letters executed by the Borrower and addressed to such purchasers of production.

                  5.27 Payment of Taxes, Etc. The Borrower and its Subsidiaries will each pay or cause to be paid when due, all taxes, assessments, and charges or levies imposed upon it or on any of its property or which it is required to withhold and pay, except where contested in good faith by appropriate proceedings with adequate reserves therefor having been set aside on its books, provided, however, that the Borrower and its Subsidiaries shall each pay or cause to be paid all such taxes, assessments, charges, or levies forthwith whenever foreclosure on any lien that may have attached (or security therefor) appears imminent.

                  5.28 Notice of Litigation. The Borrower and its Subsidiaries will each give immediate notice to the Agent of: (1) any litigation or proceeding in which it is a party if an adverse decision therein would require it to pay more than $250,000.00 or deliver assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance); and (2) the institution of any other suit or proceeding involving the Borrower that might materially and adversely affect its operations, financial condition, property, or business prospects.

                  5.29 Notice of Events of Default. The Borrower and its Subsidiaries will each notify the Agent immediately if it becomes aware of the occurrence of any Event of Default or of any fact, condition, or event that only with the giving of notice or passage of time or both, would become an Event of Default or if it becomes aware of any Material Adverse Change (including, without limitation, proceedings in bankruptcy, insolvency, reorganization, or the appointment of a receiver or trustee), or of the failure of the Borrower to observe any of its undertakings hereunder or under the Security Instruments.

                  5.30 Notice of Change of Principal Offices. The Borrower and its Subsidiaries will each notify the Agent thirty (30) days in advance of any change in the location of their principal offices.

                  5.31 Employee Benefit Plans. Fund its Plan(s) in accordance with no less than the minimum funding standards of 29 U.S.C.A. Sections
1082 (Section 302 of ERISA); furnish the Agent, promptly after the filing or receiving of the same, with copies of any reports or other statements filed with, or notices or other communications received from, the United States Department of Labor, the PBGC, or the Internal Revenue Service with respect to any such Plan; promptly advise the Agent of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such Plan and the action the Borrower proposes to take with respect thereto; and promptly advise the Agent when the Borrower knows or has reason to believe that the PBGC or the Borrower has instituted or will institute proceedings under Title IV of ERISA to terminate any such Plan and the action the Borrower proposes to take with respect thereto.

                  5.32 Cash Flow Forecasts. On or before the forty-fifth (45th) day after the end of each fiscal quarter prior to the Facility Termination Date, the Borrower shall prepare and submit to the Agent a monthly cash flow forecast in a form reasonably acceptable to the Agent.

                  5.33 Operating Accounts. Maintain its primary operating accounts with the Agent.

                  5.34 P&A Expenses. Develop and implement a plan reasonably satisfactory to Agent, with the consent of the Required Banks, for managing Borrower's expenses associated with well and platform plugging and abandonment expenses.

                  5.35 Payment of Obligations. Promptly pay (or renew and extend) all of its Indebtedness (subject to Section 6.01 in the case of Subordinated Debt), as it becomes due (unless such Indebtedness is contested in good faith by appropriate proceedings).

                  5.36 Completion of Anticipated Property Sale. Complete all components of the Anticipated Property Sale as of a date not later than October 1, 2000, for a net, aggregate sales price of at least $38,000,000.00.

                  5.37 Required Hedge Agreement. Enter into the Required Hedge Agreement(s) and provide evidence thereof satisfactory to Agent on or before 5:00 PM local time in Houston, Texas, on April 3, 2000.

                                  ARTICLE VI.

                               NEGATIVE COVENANTS

                  Without the prior written consent of the Agent and the Required Banks and so long as any part of the principal or interest on the Notes shall remain unpaid or any Bank remains obligated to make advances hereunder, the Borrower covenants that it will not:

                  6.01 Other Indebtedness; Payments on Subordinated Debt. Incur, create, assume or suffer to exist any Indebtedness, whether by way of loan or the issuance or sale of securities except Permitted Indebtedness. The Borrower shall not make any payments on Subordinated Debt, provided, however, that the Borrower may make, as and when due, Contingent Payments (as defined in the Subordination Agreement) so long as, prior to a Contingent Payment being made, the Borrower has satisfied the Payment Conditions (as defined in the Subordination Agreement).

                  6.02 Loans or Advances. Make or agree to make or allow to remain outstanding any loans or advances to any Person, except advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business, and except for the intercompany loan to EPL Pipeline L.L.C. in an amount not to exceed [$1,300,000.00] to provide funding for the acquisition of the Pipeline by EPL Pipeline L.L.C.

                  6.03 Mortgages or Pledges of Assets. Create, incur, assume or permit to exist, any mortgage, pledge, security interest, lien or encumbrance on any of its properties or assets (now owned or hereafter acquired), except for Permitted Encumbrances.

                  6.04 Sales of Assets. Except for Permitted Asset Sales, sell, lease, assign, transfer or otherwise dispose of, in one or any series of related transactions, all or any portion of its Oil and Gas Properties or other material assets, whether now owned or hereafter acquired, including transfers to Subsidiaries, nor enter into any arrangement, directly or indirectly, with any Person to sell and rent or lease back as lessee such property or any part thereof which is intended to be used for substantially the same purpose or purposes as the property sold or transferred.

                  6.05 Dividends. Declare or pay any distribution on, or purchase, redeem or otherwise acquire for value, any interest in the Borrower, except for the payment on the "Series A Preferred Stock," the "Series B Preferred Stock" and the "Series C Preferred Stock" (as such terms are defined in the Evercore Transaction Documents) of: (a) "in kind" dividends to become due at any time, and (b) cash dividends to become due at any time after December 31, 2001, but only to the extent that such dividends are required to be paid by the terms of the Evercore

Transaction Documents and such payment would not result in an Event of Default or Unmatured Event of Default under any other provisions of this Agreement.

                  6.06 Payment of Accounts Payable. Allow any account payable to remain unpaid more than sixty (60) days after due date, except such as are (i) being contested in good faith and as to which adequate provision or accrual has been made, or (ii) the subject of usual and customary review and evaluation.

                  6.07 Cancellation of Insurance. Allow any insurance policy required to be carried hereunder to be terminated or lapse or expire without provision for adequate renewal thereof.

                  6.08 Investments. Make Investments in or purchase or otherwise acquire all or substantially all of the assets of any Person, or any shares of stock of, or similar interest in, any other Person, if the result of such action would impair the ability of the Borrower to perform any of its Obligations pursuant to this Agreement, including, without limitation, the obligation to repay the Indebtedness evidenced by the Notes, except that the Borrower may invest in instruments that are investment grade, short-term commercial paper.

                  6.09 Changes in Structure or Business. Consolidate or merge with or purchase (for cash or securities) all or substantially all of the assets or capital stock of any corporation, firm, association or enterprise, or allow any such entity to be merged into the Borrower, or change the basic business operations of the Borrower.

                  6.10 Limitation on Leases. Incur or otherwise become obligated to make payments on operating and capital leases not incurred in the ordinary course of business.

                  6.11 Pooling or Unitization. Voluntarily pool or unitize all or any part of the Borrowing Base Oil and Gas Properties where the pooling or unitization would result in the diminution of the Borrower's net revenue interest in production from the pooled or unitized lands, without the Required Banks' prior consent, which will not be unreasonably withheld. Any unitization, pooling or communization or other action or instrument in violation of this
Section 6.11 shall be of no force or effect against any Bank.

                  6.12 Hedge Agreements. Except for Permitted Hedge Agreements and the Required Hedge Agreement, enter into or become obligated under any contract for sale for future delivery of Hydrocarbons other than normal production contracts entered into in the Borrower's normal course of business (whether or not the subject Hydrocarbons are to be delivered), forward contract, Hedging Agreement, futures contract or any other similar agreement, without the prior written consent of the Required Banks, acting in their discretion.

                  6.13 Capital Stock of Borrower. Neither the Borrower nor any Subsidiary will: (a) issue, redeem, purchase, or retire any of its capital stock or grant or issue or purchase or retire for any consideration any warrant, right, or option pertaining thereto or other security convertible into any of the foregoing, or (b) permit any transfer, sale, redemption, retirement, or other change in the ownership of the outstanding capital stock of the Borrower or any Subsidiary, without the prior written consent of the Required Banks, acting in their discretion; except for: (x) the issuance or transfer of the Borrower's capital stock which does not result in a Change of Control, and (y) any transfer, sale, redemption, retirement, conversion or other change in the ownership of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock as required or permitted by the terms of that certain Stockholder Agreement referred to in clause (vi) of the definition of Evercore Transaction Documents.

                  6.14 Margin Stock. Neither the Borrower nor any Subsidiary will directly or indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

                  6.15 General and Administrative Expenses. Pay, incur, or otherwise become obligated to pay General and Administrative Expenses which exceed eight percent (8%) of Borrower's Production Revenue during any fiscal quarter beginning with the quarter commencing July 1, 2000, and continuing through the end of the fiscal quarter during which the Anticipated Property Sale is completed, and thereafter, such percentage shall be increased from eight percent (8%) to ten percent (10%).

                  6.16 Minimum Tangible Net Worth. Permit Consolidated Tangible Net Worth to be not less than $50,000,000.00, plus 75% of Borrower's positive Net Income, if any, accrued during each calendar quarter subsequent to October 31, 1999, calculated cumulatively as of the end of each fiscal quarter of Borrower beginning with the quarter ending December 31, 1999, with no reduction for negative Net Income during any such quarter, and 100% of any increase in shareholder's equity resulting from the sale or issuance of stock in Borrower subsequent to the consummation of the Evercore Transaction.

                  6.17 Current Ratio. Permit as of the end of any fiscal month its Current Ratio to be less than 1.10 to 1.00.

                  6.18 Debt Service Coverage Ratio. Permit, as of the end of any fiscal quarter, its Debt Service Coverage Ratio to be less than 1.50 to 1.0, calculated on a rolling two-quarter basis, except that the initial calculation of such ratio shall be made based on a single quarter with regard to the quarter ending as of June 30, 2000.

                  6.19 Ratio of Credit Exposure to Present Value of Borrowing Base Oil and Gas Properties. Permit the sum of the Outstanding Credit Exposure plus the outstanding balance of all other loans and capital leases that Borrower is obligated to repay to exceed at any time ninety percent (90%) of the Present Worth of the Borrowing Base Oil and Gas Properties.

                                  ARTICLE VII.

                                EVENTS OF DEFAULT

                  7.01 Enumeration of Events of Default. Any of the following events shall be considered an Event of Default as that term is used herein:

                  (a) Default shall be made by the Borrower in the payment of any installment of principal or interest (including, without limitation, any mandatory prepayments payable pursuant to either Section 2.07 or 2.08 of this Agreement) on the Notes, any LC Fee or any other monetary obligation (other than Reimbursement Obligations) payable hereunder when due, including without limitation, any other fee due to Agent, LC Issuer or any Bank hereunder within five (5) days after such payment was due, or in the payment of any Reimbursement Obligation within one Business Day after the same becomes due;

                  (b) Default shall be made by the Borrower in the due observance or performance of any affirmative covenant required in this Agreement, the Notes, the Facility LC Applications or the Security Instruments and such default continues for more than thirty (30) days after the earlier of:
(i) Borrower having knowledge thereof, or (ii) Borrower receiving written notice thereof from the Agent;

                  (c) Default shall be made by the Borrower in the due observance or performance of any negative covenant required in this Agreement, the Notes, the Facility LC Applications or the Security Instruments;

                  (d) Any representation or warranty herein made by the Borrower proves to have been untrue in any respect material to the Borrower, or any representation, statement (including Financial Statements), certificate or data furnished or made by the Borrower to the Agent in connection herewith proves to have been untrue in any respect material to the Borrower as of the date the facts therein set forth were stated or certified;

                  (e) Default shall be made by the Borrower (as principal or other surety) in payment or performance of any bond, debenture, note or other evidence of Indebtedness for borrowed money, or under any credit agreement, loan agreement, indenture, promissory note or similar agreement or instrument executed in connection with any of the foregoing; and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto, with the effect of accelerating the maturity of any such material Indebtedness in an aggregate amount of $100,000.00 or more;

                  (f) The Borrower discontinues its usual business or applies for or consents to the appointment of a receiver, trustee or liquidator of it or all or a substantial part of its assets, or (ii) files a voluntary petition commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization or rearrangement or taking advantage of any bankruptcy, insolvency, debtor's relief or other similar Law of the United States the State of Texas or any other jurisdiction, or (iii) makes a general assignment for the benefit of creditors, or (iv) is unable, or admits in writing its inability to pay its debts generally as they become due, or (v) files an answer admitting the material allegations of a petition filed against it in any case commenced under Title 11 of the United States Code or any reorganization, insolvency, conservatorship or similar proceeding under any bankruptcy, insolvency, debtor's relief or other similar Law of the United States, the State of Texas or any other jurisdiction;

                  (g) An order, judgment or decree shall be entered against the Borrower by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief under Title 11 of the United States Code or under any bankruptcy, insolvency, debtor's relief or other similar Law of the United States, the State of Texas or any other jurisdiction, approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian or liquidator of it or all or any substantial part of its assets, and the failure to have such order, judgment or decree dismissed within thirty (30) days of its entry;

                  (h) the Borrower has concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them; or has made or suffered a transfer of any of its property which would be characterized as a fraudulent conveyance under bankruptcy or similar Laws; or has made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or has suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint which is not vacated within thirty (30) days from the date thereof; or

                  (i) the Liens under the Security Instruments cease to be perfected or cease to be first priority Liens subject to only Permitted Encumbrances.

                  7.02 Rights Upon Unmatured Event of Default. At any time that there exists an Unmatured Event of Default, any obligation of the Banks and the LC Issuer to make Credit Extensions shall be suspended unless and until the Agent, with the approval of the Required Banks and the LC Issuer, shall reinstate the same in writing, the Unmatured Event of Default shall have been waived by the Agent, with approval of the Required Banks and the LC Issuer or the relevant Unmatured Event of Default shall have been remedied prior to ripening into an Event of Default.

                  7.03 Rights Upon Default. Upon the happening of an Event of Default specified in Subsections 7.01 (f) or (g), the obligations of the Banks and the LC Issuer to make Credit Extensions hereunder shall automatically terminate and all Obligations then outstanding hereunder and the interest accrued thereon shall automatically become immediately due and payable without any election or action on the part of the Agent, any Bank or the LC Issuer. Upon the happening and during the continuation of any other Event of Default, the Agent may, or upon the request of the Required Banks, the Agent shall terminate or suspend the obligations of the Banks and the LC Issuer to make Credit Extensions hereunder, or declare the Obligations to be immediately due and payable, or both, and upon such declaration with respect to the Obligations they shall become immediately due and payable. In either case, the entire principal and interest shall thereupon become immediately due and payable, without notice (including, without limitation, notice of intent to accelerate maturity or notice of acceleration of maturity) and without presentment, demand, protest, notice of protest or other notice of default or dishonor of any kind, except as provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower.

                  If, within thirty (30) days after acceleration of the maturity of the Obligations or termination of the obligations of the Banks and LC Issuer to make Credit Extensions hereunder as the result of any Event of Default (other than any Event of Default specified in subsections 7.01(f) or (g)) and before any judgement or decree for the payment of the Obligations due shall have been obtained or entered, the Required Banks (in their sole discretion) shall direct with respect to the Obligations relating to the Loans or the LC Issuer (in its sole discretion) shall direct with respect to Obligations relating to Facility LCs, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

                  7.04 Remedies. After any acceleration, as provided for in
Section 7.03, the Agent, the Banks and the LC Issuer shall have, in addition to the rights and remedies given them by this Agreement and the Security Instruments, all those allowed by all applicable Laws, including, but without limitation, the Uniform Commercial Code as enacted in any jurisdiction in which any Borrowing Base Oil and Gas Properties may be located. Without limiting the generality of the foregoing, the Agent may, or upon the request of the Required Banks shall, immediately without demand of performance and without other notice (except as specifically required by this Agreement or the Security Instruments) or demand whatsoever to the Borrower, all of which are hereby expressly waived, and without advertisement, sell at public or private sale or otherwise realize upon, in Harris County, Texas, or in any other place where the Borrowing Base Oil and Gas Properties may be located, or in such other place or places as the Agent may designate, the whole or, from time to time, any part of the Borrowing Base Oil and Gas Properties, or any interest which the Borrower may have therein. After deducting from the proceeds of sale or other disposition of the Borrowing Base Oil and Gas Properties all expenses (including all reasonable expenses for legal services), the Bank shall apply such proceeds toward the satisfaction of the Obligations. Any remainder of the proceeds after satisfaction in full of the Obligations shall be distributed as required by applicable Laws. Notice of any sale or other disposition shall be given to the Borrower at least five (5) days before the time of any public sale or of the time after which any intended private sale or other disposition of the Borrowing Base Oil and Gas Properties is to be made, which the Borrower hereby agrees shall be reasonable notice of such sale or other disposition. The Borrower agrees to assemble, or to cause to be assembled, at its own expense, documents evidencing its ownership of the Borrowing Base Oil and Gas Properties and such other documents or items as the Agent may reasonably request at such place or places as the Agent shall designate. At any such sale or other disposition, the Agent and/or any Bank, to the extent permissible under applicable Laws, may purchase the whole or any part of the Borrowing Base Oil and Gas Properties, free from any right of redemption on the part of the Borrower, which right is hereby waived and released. Without limiting the generality of any of the rights and remedies conferred upon the Agent for the benefit of the Banks under this paragraph, the Agent may, to the full extent permitted by the applicable Laws:

                  (A) Enter upon the premises of the Borrower (and, to the extent necessary in the judgment of the Agent, exclude therefrom the Borrower or any Affiliate thereof) and take immediate possession of the Borrowing Base Oil and Gas Properties, either personally or by means of a receiver appointed by a court of competent jurisdiction, using all necessary force to do so;

                  (B) At the Agent's option, use, operate, manage, and control the Borrowing Base Oil and Gas Properties in any lawful manner;

                  (C) Collect and receive all rents, income, revenue, earnings, issues, and profits therefrom for the benefit of the Banks; and

                  (D) Maintain, repair, renovate, alter, or remove the Borrowing Base Oil and Gas Properties as the Banks may determine in their discretion.

                  7.05 Right of Set-off. Upon the occurrence of any Event of Default, each Bank may, and is hereby authorized by the Borrower, at any time and from time to time, to the fullest extent permitted by applicable Laws, without advance notice to the Borrower (any such notice being expressly waived by the Borrower), set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any or all of the Obligations of the Borrower now or hereafter existing, whether or not such Obligations have matured and irrespective of whether such Bank may have exercised any other rights that they have or may have with respect to such Obligations, including, without limitation, any acceleration rights. Each Bank agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 7.05 are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which the Banks may have.

                                 ARTICLE VIII.

                                    THE AGENT

                  8.01 Authorization and Action. Each Bank hereby irrevocably appoints and authorizes the Agent to act on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to or required of the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or the other Loan Documents (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and, as between the Agent and the Banks, shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes such Agent to personal liability or which is contrary to this Agreement, the other Loan Documents or applicable law.

                  8.02 Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Bank for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents (i) with the consent or at the request of the Required Banks or (ii) in the absence of its or their own gross negligence or willful misconduct (it being the express intention of the parties that the Agent and its directors, officers, agents and employees shall have no liability for actions and omissions under this Section 8.02 resulting from their sole ordinary or contributory negligence). Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of each Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (ii) may consult with legal counsel (including counsel for Borrower or any of its Subsidiaries), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) except as otherwise expressly provided herein, shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents or to inspect the property (including the books and records) of Borrower and its Subsidiaries; (v) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopier, cable or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties; and (vii) the provisions of this Section 8.02 shall survive the termination of this Agreement and/or the payment or assignment of any of the Indebtedness under this Agreement.

                  8.03 The Agent and Affiliates. With respect to its Commitment, the Credit Extensions made by it and the Note issued to it as a Bank, the Agent shall have the same rights and powers under this Agreement or the other Loan Documents as any other Bank and may exercise the same as though it were not the Agent. The term "Bank" or "Banks" shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with Borrower, any of its respective Subsidiaries and any Person who may do business with or own securities of Borrower, any of its respective Subsidiaries, all as if the Agent were not the Agent and without any duty to account therefor to the Banks.

                  8.04 Bank Credit Decision. Each Bank acknowledges and agrees that it has, independently and without reliance upon the Agent or any other Bank and based on the Financial Statements referred to in Section 5.04 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges and agrees that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

                  8.05 Agent's Indemnity. The Agent shall not be required to take any action hereunder or to prosecute or defend any suit in respect of this Agreement or the other Loan Documents unless indemnified to the Agent's satisfaction by the Banks against loss, cost, liability and expense. If any indemnity furnished to the Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given. In addition, the Banks agree to indemnify the Agent (to the extent not reimbursed by Borrower), ratably according to the respective principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding, ratably according to either (i) the respective amounts of their Commitments, or (ii) if no Commitments are outstanding, the respective amounts of the Commitments immediately prior to the time the Commitments ceased to be outstanding), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement or the other Loan Documents (including, without limitation, any action taken or omitted under Article II of this Agreement); provided, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Each Bank agrees, however, that it expressly intends, under this Section 8.05, to indemnify the Agent ratably as aforesaid for all such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements arising out of or resulting from the Agent's ordinary or contributory negligence. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Loan Documents to the extent that the Agent is not reimbursed for such expenses by Borrower. The provisions of this Section 8.05 shall survive the termination of this Agreement and/or the payment or assignment of any of the Indebtedness under this Agreement.

                  8.06 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and Borrower and may be removed as Agent under this Agreement and the other Loan Documents at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks with the concurrence of Borrower shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 calendar days after the retiring Agent's giving of notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks and with the concurrence of Borrower, appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder and under the other Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation or removal as Agent hereunder and under the other Loan Documents, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

                  8.07 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default or Event of Default hereunder unless the Agent shall have received notice from a Bank or Borrower referring to this Agreement, describing such Unmatured Event of Default or Event of Default and stating that such notice is a "notice of default." If the Agent receives such a notice, the Agent shall give notice thereof to the Banks; provided, however, if such notice is received from a Bank, the Agent also shall give notice thereof to Borrower. The Agent shall be entitled to take action or refrain from taking action with respect to such Unmatured Event of Default or Event of Default as provided in Section 8.01 and Section 8.02.

                                  ARTICLE IX.

                                  MISCELLANEOUS

                  9.01 Security Interests in Deposits and Right of Offset or the Banker's Lien. The Borrower hereby transfers, assigns, pledges and grants to each Bank a security interest (as security for the payment and/or performance of the Obligations of the Borrower, with such interest of each Bank to be retransferred, reassigned and/or released by such Bank at the expense of the Borrower upon payment in full and/or complete performance by the Borrower of all such Obligations) and the right, exercisable at such time as any obligation hereunder shall mature, whether by acceleration of maturity or otherwise, of offset or banker's lien against all funds or other property of the Borrower now or hereafter or from time to time on deposit with or in the possession of such Bank, including, without limitation, all certificates of deposit and other depository accounts.

                  9.02 Survival of Representations, Warranties and Covenants. All representations and warranties of the Borrower and all covenants and agreements herein made shall survive the execution and delivery of the Notes and this Agreement and shall remain in force and effect so long as any debt is outstanding under the Notes, or any renewal or extension of this Agreement or the Notes, or the Banks remain obligated to make advances hereunder.

                  9.03 Notices and Other Communications. Notices, requests and communications hereunder shall be in writing and shall be sufficient in all respects if delivered to the relevant address indicated below (including delivery by registered or certified United States mail, facsimile, telex, telegram or hand):

                       (A)  If to the
                            Borrower:       ENERGY PARTNERS, LTD.
                                            201 St. Charles Avenue, Suite 3400
                                            New Orleans, Louisiana 70170-3400
                                            Attention: Chief Executive Officer

                            with a copy
                            to:             Evercore Partners
                                            65 East 55th Street, 33rd Floor
                                            New York, New York 10022
                                            Attn: Austin M. Beutner

                            with a copy
                            to:             Energy Income Fund, L.P.
                                            c/o Associated Energy Managers, Inc.
                                            136 Dwight Road
                                            Longmeadow, Massachusetts 01106
                                            Attention: Robert D. Gershen

                       (B)  If to the
                            Agent or
                            the Banks:      BANK ONE, TEXAS, N.A.
                                            910 Travis, 6th Floor
                                            Houston, Texas 77002
                                            Attention: Stephen M. Shatto


                  Any party may, by proper written notice hereunder to the other, change the individuals or addresses to which such notices to it shall thereafter be sent. Notwithstanding anything to the contrary herein, although the Agent will use reasonable commercial efforts to provide EIF with a copy of any notice to Borrower of an Event of Default pursuant to Sections 7.01(a) and
(b) of this Agreement, any inadvertent failure by the Agent to provide EIF with a copy of any such notice shall in no way waive, impair, or diminish the Banks' rights and remedies upon an Event of Default against the Borrower hereunder or under applicable law.

                  9.04 Parties in Interest. All covenants and agreements herein contained by or on behalf of the Borrower shall be binding upon the Borrower and its successors and assigns and inure to the benefit of the Agent and the Banks and their respective successors and assigns.

                  9.05 Successors and Assigns; Participation; Purchasing Banks.

                  (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of Borrower, the Agent or the Banks that are contained in this Agreement shall bind and inure to the benefit of their respective successors and permitted assigns. Borrower may not assign or transfer any of its rights or obligations hereunder without the written consent of all the Banks.

                  (b) Each Bank may, without the consent of Borrower, sell participation to one or more banks or other financial institutions in all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment, the Loans owing to it, and the Notes held by it); provided, however, that (i) the selling Bank's obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, the Agent, and the other Banks shall continue to deal solely and directly with the selling Bank in connection with such Bank's rights and obligations under this Agreement and the other Loan Documents, (iv) the selling Bank shall remain the holder of its Note(s) for all purposes of this Agreement, and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce to the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any regularly scheduled payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

                  (c) With the prior written consent of Borrower and the Agent, each Bank may assign to one or more banks or other entities (a "Purchasing Bank"), all or a portion of its interests, rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Agreement and the other Loan Documents,
(ii) after giving effect to such assignment, the Purchasing Bank's Commitment must be at least $5,000,000 (either solely as the result of such assignment or as the result of multiple assignments from two or more assigning Banks), (iii) the parties to each such assignment shall execute and deliver to the Agent a Commitment Transfer Supplement together with any Notes subject to such Commitment Transfer Supplement, (iv) the assigning Bank shall pay to Agent an assignment fee of $3,500, (v) an assigning Bank shall not assign a portion of such Bank's Commitment in an amount less than an amount equal to the lesser of such Bank's Commitment hereunder and $2,500,000 and (vi) if the assigning Bank has retained any Commitment hereunder, such assigning Bank's Commitment shall be at least $5,000,000 after giving effect to such assignment. Upon such execution and delivery, from and after the effective date specified in each Commitment Transfer Supplement, which effective date shall be at least five Business Days after the execution thereof (x) the Purchasing Bank thereunder shall be a party hereto and, to the extent herein provided in such, have the rights and obligations of a Bank hereunder and (y) the assignor Bank thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement and the other Loan Documents (and, in the case of a Commitment Transfer Supplement covering all of the remaining portion of an assigning Bank's rights and obligations under this Agreement and the other Loan Documents, such Bank shall cease to be a party hereto). Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank and the resulting adjustment of Percentage Shares arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such assigning Bank under this Agreement, the Notes and the other Loan Documents.

                  (d) The Agent shall maintain at its office a copy of each Commitment Transfer Supplement delivered to it and a register for the recordation of the names and addresses of the Banks and the Commitment Amount of, and principal amount of the Loans owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, the Agent, and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

                  (e) Upon its receipt of a Commitment Transfer Supplement executed by an assigning Bank and a Purchasing Bank together with any Notes subject to such Commitment Transfer Supplement and the written consent to such Commitment Transfer Supplement, the Agent shall (i) accept such Commitment Transfer Supplement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Banks and Borrower. Within five (5) Business Days after receipt of such notice, Borrower shall, at its own expense, execute and deliver to the Agent, in exchange for the surrendered Notes, replacement Notes dated as of the effective date of such surrendered Notes and otherwise substantially in the form of the Notes replaced thereby payable to the order of such Purchasing Bank in an amount equal to the Commitment assumed by it pursuant to such Commitment Transfer Supplement and, if the assigning Bank has retained any Commitment hereunder, replacement Notes dated as of the effective date of the surrendered Notes and otherwise substantially in the form of the Notes replaced thereby payable to the order of the assigning Bank in an amount equal to the Commitment of such assigning Bank retained by it hereunder. Such replacement Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes. Contemporaneously with the delivery of the replacement Notes, the canceled Notes shall be returned to Borrower marked "Replaced."

                  (f) Each Bank agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Banks and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Bank, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Bank is a party, (vi) to such Bank's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) permitted by this Section. Notwithstanding any other provision herein, any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.05, disclose to the assignee or participant or proposed assignee or participant, any information relating to Borrower or any other Subsidiary of Borrower furnished to such Bank by or on behalf of Borrower or any other Subsidiary of Borrower; provided, that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to Borrower and any of its Subsidiaries received from such Bank to the same extent as required by this Section.

                  (g) Assignment to Federal Reserve Bank. Notwithstanding any other language in this Agreement, any Bank may at any time assign all or any portion of its rights under this Agreement and the Notes to a Federal Reserve Bank as collateral in accordance with Regulation A and the applicable operating circular of such Federal Reserve Bank.

                  9.06 Renewals and Extensions. All provisions of this Agreement relating to the Notes shall apply with equal force and effect to each and all promissory notes hereafter executed which in whole or in part represent a renewal, extension, amendment, modification or rearrangement of any part of the Indebtedness originally represented by the Notes.

                  9.07 No Waiver by the Agent, the Banks or the LC Issuer. No course of dealing on the part of the Agent, the Banks or the LC Issuer, their officers or employees, nor any failure or delay by the Agent, any Bank or the LC Issuer with respect to exercising any of its rights, powers or privileges under this Agreement, the Notes, the Facility LC Applications, the Security Instruments, or any other instrument referred to herein or executed in connection with the Notes shall operate as a waiver thereof. The rights and remedies of the Agent, the Banks and the LC Issuer under this Agreement, the Notes, the Facility LC Applications, the Security Instruments, or any other instrument referred to herein or executed in connection with the Notes shall be cumulative and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

                  No Credit Extensions hereunder shall constitute a waiver of any of the covenants or warranties of the Borrower contained herein or of any of the conditions to the Banks' or the LC Issuer's obligation to make further Credit Extensions hereunder. In the event that the Borrower is unable to satisfy any such covenant, warranty or condition, no such Credit Extension shall have the effect of precluding the Banks or the LC Issuer from thereafter declaring such inability to be an Event of Default as hereinabove provided.

                  9.08 Waiver, Release, and Indemnification by the Borrower. To the maximum extent permitted by applicable Laws, the Borrower:

                  (A) Waives (1) protest of all commercial paper at any time held by any Bank on which the Borrower is in any way liable; (2) except as the same may herein be specifically granted, notice of acceleration and intention to accelerate; and (3) notice and opportunity to be heard, after acceleration in the manner provided in Section 7.03, before exercise by Agent, any Bank or the LC Issuer of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by any agreement with the Borrower, and, except where required hereby or by any applicable Laws, notice of any other action taken by Agent, any Bank or the LC Issuer;

                  (B) Releases Agent, each Bank and the LC Issuer and their respective officers, employees, directors, attorneys, and agents (collectively, the "Bank Parties") from all claims for loss or damage caused by any act or omission on the part of any of them except willful misconduct or gross negligence; and

                  (C) Agrees to indemnify and hold the Bank Parties harmless from and against all claims, damages, liabilities and expenses, known or unknown, accrued and unaccrued, unless attributable to the Bank Parties' own gross negligence or willful misconduct, that may now or hereafter be asserted against any of the Bank Parties in connection with or arising out of any investigation, litigation or proceeding directly or indirectly relating to or arising out of any of the transactions contemplated by this Agreement.

                  9.09 GOVERNING LAW. THIS AGREEMENT AND THE NOTE SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

                  9.10 Incorporation of Exhibits and Schedules. The Exhibits and Schedules attached to this Agreement are incorporated herein for all purposes and shall be considered a part of this Agreement.

                  9.11 Survival Upon Unenforceability. In the event any one or more of the provisions contained in this Agreement, the Notes, the Security Instruments, or in any other instrument referred to herein or executed in connection with the Notes shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof or of any other instrument referred to herein or executed in connection herewith.

                  9.12 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Agent, the Banks, the LC Issuer and Borrower and no other

Person shall have standing to require satisfaction of such provisions in accordance with their terms or be entitled to assume that any Bank will refuse to make advances in the absence of strict compliance with any or all thereof. Any or all of such provisions may be freely waived in whole or in part by the Agent, the Banks and the LC Issuer at any time if in their discretion they deem it advisable to do so.

                  9.13 Amendments or Modifications. Subject to the provisions of this Section, the Required Banks (or the Agent with the consent in writing of the Required Banks) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Banks or the Borrower hereunder or waiving any Event of Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Banks:

         (i) Extend the final maturity of any Loan, postpone any regularly scheduled payment of principal of any Loan, forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

         (ii)     Reduce the percentage specified in the definition of Required
                  Banks.

         (iii) Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Sections 2.07 or 2.08, or increase the Aggregate Commitment Amount or the Commitment of any Bank hereunder, or permit the Borrower to assign its rights under this Agreement.

         (iv) Amend the requirement that the Borrowing Base may be increased and the Monthly Borrowing Base Reduction may be decreased only with the consent of all Banks.

         (v) Release any guarantor of any Loan or, except as provided in the Security Instruments, release all or substantially all of the Borrowing Base Oil and Gas Properties.

         (vi)     Amend this Section 9.13.

         No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent.

                  9.14 Agreement Construed as an Entirety. This Agreement, for convenience only, has been divided into Articles and Sections and it is understood that the rights, powers, privileges, duties and other legal relations of the parties hereto shall be determined from this Agreement as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to said Articles or Sections.

                  9.15 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural and likewise the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine, and neuter, when such construction is appropriate, and specific enumeration shall not exclude the general, but shall be construed as cumulative.

                  9.16 AGREEMENT SUPERSEDES ALL PRIOR AGREEMENTS. THIS AGREEMENT, TOGETHER WITH THE NOTES, THE FACILITY LC APPLICATIONS, THE SECURITY INSTRUMENTS, AND ANY OTHER WRITTEN INSTRUMENTS EXECUTED PURSUANT TO THIS AGREEMENT REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                  9.17 Controlling Provision Upon Conflict. In the event of a conflict between the provisions of this Agreement and those of the Notes, the Facility LC Applications, the Security Instruments or any other instrument referred to herein or executed in connection with the Notes, the provisions of this Agreement shall control; provided if any of the Facility LC Applications or Security Instruments contain any representations, warranties, or covenants of the Borrower that are in addition to or are more restrictive on the Borrower than those set forth in this Agreement, such additional or more restrictive representations, warranties, and covenants shall control.

                  9.18 Time, Place and Method of Payments. All payments required pursuant to this Agreement or the Notes shall be made in immediately available funds; shall be deemed received by the Agent on the next Business Day following receipt if such receipt is after 4:00 p.m., on any Business Day, and shall be made at the principal banking quarters of the Agent in Houston, Texas.

                  9.19 Termination. This Agreement and the Aggregate Commitment Amount may be canceled by the Borrower without premium or penalty prior to the Facility Termination Date upon at least thirty (30) days' prior written notice, provided, that the Obligations that are then due and payable are paid and performed in full to the satisfaction of the Agent and the Banks; provided, however that any such cancellation hereunder shall not terminate any obligations, representations or warranties of the Borrower to the Agent and/or the Banks hereunder and under other Loan Documents that survive beyond the Facility Termination Date. Upon the earlier to occur of the (i) the Facility Termination Date, and (ii) cancellation of this Agreement and the Aggregate Commitment Amount prior thereto in accordance with this Section 9.19 and upon payment and performance in full of the Obligations that are due and payable to the satisfaction of the Banks, the Agent agrees, at the Borrower's request and sole cost and expense, to execute and deliver any such lien release documents and other documentation reasonably requested by the Borrower to release or terminate the Agent's liens and security interests hereunder and under the other Loan Documents.

                  9.20 Non-Application of Chapter 346 of Texas Finance Code. The provisions of Chapter 346 of the Texas Finance Code are specifically declared by the parties hereto not to


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be applicable to this Agreement or any of the other Security Instruments or to the transactions contemplated hereby.

                  9.21 Counterpart Execution. This Agreement may be executed as one instrument signed by all parties or in separate counterparts hereof, each of which counterparts shall be considered an original and all of which shall be deemed to be one instrument, and any signed counterpart shall be deemed delivered by the party signing it if sent to any other party hereto by electronic facsimile transmission.

                  9.22 Loan Documents Subject to Other Agreements. Agent and each Bank hereby acknowledge that they are aware of the terms and provisions of that certain Farmout Agreement and those four certain Partial Assignments of Operating Rights described in the Consent Letter dated June 9, 1999 from Borrower to Chevron U.S.A. Inc. and Kewanee Industries, Inc., and executed by Kewanee Industries, Inc. on June 11, 1999 and by Chevron U.S.A. Inc. on June 17, 1999. In reliance on that certain Officer's Certificate of the president of Borrower dated June 23, 1999 relating to such Consent Letter, which Borrower agrees Agent and each Bank are entitled to rely on, Agent and each Bank agree and acknowledge that this Agreement and all other Loan Documents, insofar as they pertain to the Oil and Gas Properties covered by the foregoing Farmout Agreement and Assignments, shall be subject and subordinate to any existing liens, encumbrances or privileges in favor of Chevron or Kewanee by operation of law or such agreements between Borrower and such parties. Agent and each Bank also acknowledge that this Agreement and all of the Loan Documents are subject to the terms and provisions of that certain Asset Purchase Agreement (the "Purchase Agreement") dated June 23, 1998, effective April 1, 1998, executed by and between Shell Offshore Inc., et al., Borrower and Union Oil Company of California d/b/a Spirit Energy 76 ("Spirit"), insofar as this Agreement and the Loan Documents pertain to the Oil and Gas Properties covered by such Purchase Agreement.

                  9.23 Obligations to EIF. Agent and each Bank hereby acknowledge and agree that Borrower is required pursuant to the terms of that certain Financing Agreement dated April 15, 1998 by and between Borrower and EIF, as amended, to execute and deliver additional mortgage supplements to EIF covering any and all additional interests that it earns or has earned pursuant to the terms of the Farmout Agreement dated June 9, 1998, by and between Chevron U.S.A. Inc., Kewanee Industries, Inc. and Borrower. Agent and each Bank hereby agree that Borrower's execution and delivery of such additional mortgage supplements to EIF shall not constitute a breach of any representation, warranty or covenant contained in this Agreement or any of the Security Instruments and shall not constitute a default hereunder or under any of the Security Instruments; provided that such additional mortgage supplements shall be subject to the Subordination Agreement.

                  9.24 Amended and Restated Agreement. This Agreement amends, extends, rearranges and restates the Prior Loan Agreement. The Prior Loan Agreement and all Loan Documents and Security Instruments (as defined in the Prior Loan Agreement) referred to therein have, as of the Closing, been assigned from Bank One, Texas, N.A., as the sole lender under the Prior Loan Agreement, to Bank One, Texas, N.A., as Agent hereunder, for the benefit of the Banks and the LC Issuer, pursuant to an Assignment of Notes and Liens delivered in satisfaction of Section 3.01(G) of this Agreement. All Security Instruments (as defined and


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executed pursuant to the Prior Loan Agreement) shall also constitute Security
Instruments as defined in this Agreement, and they shall continue to secure all Obligations of Borrower to the Agent, the Banks and the LC Issuer hereunder.

                  IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

                                        BORROWER

                                        ENERGY PARTNERS, LTD.




                                        By: /s/ RICHARD A. BACHMANN
                                           ------------------------------
                                           Richard A. Bachmann, President



                                        BANK

                                        BANK ONE, TEXAS, N.A.
                                        As Agent, as a Bank and as LC Issuer



                                        By: /s/ STEPHEN M. SHATTO
                                           ------------------------------
                                           Stephen M. Shatto
                                           Vice President





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